Filed pursuant to Rule 424(b)(2)
of the Securities Act of 1933
No. 333-165529

Prospectus Supplement to Prospectus Dated May 13, 2010

Province of Ontario
(Canada)

Medium-Term Notes
Due Nine Months or More from Date of Issue

We plan to offer and sell notes from time to time with the following terms (the “Notes”):

•	Payments on the Notes will be made in U.S. dollars.

•	The Notes will mature nine months or more from the date of issue.

•	If specified in a pricing supplement, the Notes may be redeemed or repaid before their stated maturity at our option or that of holders of the Notes.

•	The Notes will have minimum denominations of US$2,000 and integral multiples of US$1,000 in excess thereof.

•	Payments of principal of and any interest on the Notes may be indexed to the rate or price of commodities, currencies or other indices.

•	The Notes will be in the form of fully registered permanent global notes.

•	The Notes will be our direct unsecured obligations. Payments of principal of and interest on the Notes will be a charge on and payable out of the Consolidated Revenue Fund of Ontario.

•	The Notes will bear interest either at a fixed or floating rate, or will be zero-coupon notes that do not bear interest. The floating interest rate formula may be based on one or more of the following:

—	CD rate

—	Commercial paper rate

—	Federal funds rate

—	LIBOR

—	Prime rate

—	Treasury rate

—	Other rate as specified in the applicable pricing supplement

•	Unless otherwise specified in the applicable pricing supplement, we will pay interest on fixed rate Notes semi-annually on January 25 and July 25 of each year, or annually on each July 25. We will pay interest on floating rate Notes on a monthly, quarterly, semi-annual or annual basis as specified in the applicable pricing supplement.

We will specify in the applicable pricing supplement the final terms for each Note. Those terms may differ from the terms described in this prospectus supplement and the pricing supplement will govern to the extent of any conflicts with terms in this prospectus supplement.

The exact proceeds from each sale of Notes will be determined at the time of issuance. The Notes will not be listed on any securities exchange unless otherwise stated in the applicable pricing supplement.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-4.

Neither the Securities and Exchange Commission nor any other regulatory authority has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are being offered on a continuing basis by us. We may sell Notes to one or more Agents (as defined herein) as principal for resale at varying or fixed offering prices or through one or more Agents. We will pay Agents’ discounts and commissions in respect of any Notes sold to or through an Agent as agreed upon between us and such Agent at the time of sale. Actual Agents’ discounts and commissions payable in respect of any sale of Notes will be specified in the applicable pricing supplement. We cannot assure you that there will be a secondary market for the Notes.

Lead Agent and Arranger

RBC Capital Markets
BofA Merrill Lynch
BMO Capital Markets
CIBC
Deutsche Bank Securities
HSBC
Morgan Stanley
National Bank of Canada Financial
Scotia Capital
TD Securities

The date of this Prospectus Supplement is April 6, 2011.

ABOUT THIS PROSPECTUS SUPPLEMENT

We intend to use this prospectus supplement, the accompanying prospectus dated May 13, 2010 (the “Basic Prospectus”) and a related pricing supplement to offer our Notes from time to time. This prospectus supplement and the Basic Prospectus should be read and construed in conjunction with (a) each applicable pricing supplement, (b) the documents incorporated by reference in the Basic Prospectus (see “Where You Can Find More Information” in the Basic Prospectus) and (c) all amendments and supplements to this prospectus supplement, which shall be deemed to be incorporated in and to form part of this prospectus supplement and the Basic Prospectus and which shall be deemed to modify or supersede the contents of this prospectus supplement and the Basic Prospectus to the extent that a statement contained in any such document is inconsistent with such contents.

Each time we sell Notes, we will provide a pricing supplement containing specific information about the terms of the Notes being offered and the terms of the offering. Each pricing supplement may include a discussion of any risk factors or other special considerations that apply to those Notes or the offering. The pricing supplement may also add, update or change the information in this prospectus supplement or the Basic Prospectus. If there is any inconsistency between the information in this prospectus supplement or the Basic Prospectus and any applicable pricing supplement, you should rely on the information in that pricing supplement. The Agents have not and do not undertake to review the financial condition or affairs of the Province during the life of the arrangements contemplated in this prospectus supplement and the Basic Prospectus nor to advise you or any potential purchaser of the Notes of any information coming to the attention of the Agents.

We have not, and the Agents have not, authorized anyone to provide any information other than that incorporated by reference or contained in the Basic Prospectus, this prospectus supplement or in any related pricing supplement prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You may assume that the information appearing in this prospectus supplement and the Basic Prospectus, as well as the information we previously filed with the United States Securities and Exchange Commission (the “SEC”) and incorporated by reference, is accurate in all material respects as of the date of such document.

The Notes offered by this prospectus supplement and the Basic Prospectus constitute one or more separate series of our debt securities being offered by us from time to time and registered under registration statement No. 333-165529, which we have filed with the SEC under the United States Securities Act of 1933, as amended (the “Securities Act”), covering the portion of the Notes to be sold in the United States or in circumstances where registration of the Notes is required. For further information about us and the Notes, you should refer to our registration statement and its exhibits. This prospectus supplement and the Basic Prospectus summarize material provisions of the agreements and other documents that you should refer to. Since the prospectus supplement and the Basic Prospectus may not contain all the information that you may find important, you should review the full text of these documents and the documents incorporated by reference in the Basic Prospectus.

We file reports and other information with the SEC in the United States. You may read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for more information about the public reference room and the applicable copy charges.

This prospectus supplement and the Basic Prospectus are not an offer to sell the Notes, and are not soliciting an offer to buy the Notes in any jurisdiction where that offer or sale is not permitted. Before making an investment decision, you should consult your legal and investment advisors regarding any restrictions or concerns that may pertain to you and your particular jurisdiction.

References in this prospectus supplement and the Basic Prospectus to “$” and “Canadian dollars” are to lawful money of Canada and “US$” and “U.S. dollars” are to lawful money of the United States of America. The noon exchange rate between the US$ and the Canadian dollar published by the Bank of Canada on April 6, 2011 was approximately $1.00 = US$1.0430.

The words “the Province”, “we”, “our” and “us” refer to the Province of Ontario.

RISK FACTORS

We believe that the following factors may be material for the purpose of assessing the risks associated with the Notes. Indexed Notes are not an appropriate investment for investors who are unsophisticated with respect to the type of index or formula used to determine the amount payable.

We believe that the factors described below represent the principal risks inherent in investing in the Notes but we do not represent that the statements below regarding the risks of holding any Notes are exhaustive. Prospective investors should also read the detailed information set out elsewhere in this prospectus supplement and in the Basic Prospectus (including any documents deemed to be incorporated by reference herein or therein) and reach their own views prior to making any investment decision.

The Notes may not be a suitable investment for all investors

Each potential investor in the Notes must determine the suitability of that investment in light of its own circumstances. In particular, each potential investor should:

(i)	have sufficient knowledge and experience to make a meaningful evaluation of the Notes, the merits and risks of investing in the Notes and the information contained or incorporated by reference in this prospectus supplement or any applicable supplement;

(ii)	have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in the Notes and the impact the Notes will have on its overall investment portfolio;

(iii)	have sufficient financial resources and liquidity to bear all of the risks of an investment in the Notes;

(iv)	understand thoroughly the terms of the Notes and be familiar with the behaviour of any relevant indices and financial markets; and

(v)	be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect its investment and its ability to bear the applicable risks.

Notes indexed to interest rate, currency or other indices or formulas are more volatile than conventional debt securities

If you invest in Notes indexed to one or more interest rates, currencies or other indices or formulas, you could be subject to significant risks not associated with a conventional fixed rate or floating rate debt security. These risks include fluctuations in the particular indices or formulas and the possibility that you will receive a lower amount of principal or interest, or none at all. You may also receive payments at different times than you expected. The value of an index can fluctuate based on a number of interrelated factors, including economic, financial and political events, in the United States, Canada or elsewhere, over which we have no control. In addition, if the formula used to determine amounts payable in respect of a Note contains a multiplier or leverage factor, the effect of any change in the underlying index will be magnified. The values of many indices and formulas have been volatile and volatility in those and other indices and formulas may be expected in the future. You should not view the historical experience of an index as an indication of its future performance.

We may choose to redeem the Notes when interest rates are low

If your Notes are redeemable at our option, we may choose to redeem those Notes at times when prevailing interest rates are relatively low. In that case, you generally will not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as that of the Notes.

There may be an uncertain trading market for your Notes

We do not plan to have the Notes listed on any securities exchange or included in any quotation system. We cannot assure you that a secondary trading market for your Notes will ever develop or be maintained. Many factors independent of our creditworthiness may affect the trading market for your Notes. These factors include:

•	the complexity and volatility of the index or formula applicable to your Notes;

•	the method of calculating the principal, premium and interest in respect of your Notes;

•	the time remaining to the stated maturity of your Notes;

•	the outstanding amount of the Notes;

•	the redemption features of your Notes;

•	the amount of other debt securities linked to the index or formula applicable to your Notes; and

•	the level, direction and volatility of market interest rates generally.

In addition, some Notes may be structured for specific investment objectives or strategies, and will therefore have a more limited trading market and experience more price volatility.

There may be a limited number of buyers when you decide to sell your Notes. This may affect the price you receive or your ability to sell your Notes at all. Transaction costs in any secondary market could be high. You should not purchase Notes unless you understand and know you can bear all of the investment risks relating to your Notes.

Currency Indexed Notes are subject to risks related to exchange rates

Currency Indexed Notes have significantly more risks than a similar investment in a non-Currency Indexed Note, including the possibility of significant changes in rates of exchange between the U.S. dollar and the index currency.

Factors that generally affect exchange rates include economic, financial and political events and the supply and demand for the applicable currencies. Moreover, if payments on your Currency Indexed Notes are determined by reference to a formula containing a multiplier or leverage factor, the effect of any change in the applicable exchange rates will be magnified. In recent years, exchange rates between some currencies have been highly volatile and volatility between those currencies or with other currencies may be expected in the future. However, fluctuations in any particular exchange rate in the past are not necessarily indicative of fluctuations that may occur in the future. You may incur decreases in the value of your investment in Currency Indexed Notes as a result of changes in exchange rates.

The information set forth in this prospectus supplement with respect to foreign currency risks is general in nature. We disclaim any responsibility to advise prospective investors of Currency Indexed Notes with respect to any matters that may affect the purchase, holding or receipt of payments of principal, premium, if any, and interest on such Notes. You should consult your own financial and legal advisors as to the risk of an investment in Currency Indexed Notes.

Exchange rates may affect the value of judgments in Canadian currency

The Currency Act (Canada) precludes a court in Canada from giving judgment in any currency other than Canadian currency. In Ontario, the court’s judgment may be based on a rate of exchange determined in accordance with section 121 of the Courts of Justice Act (Ontario), which rate of exchange is usually a rate in existence on the business day immediately preceding the date of payment of the judgment. Holders would bear the risk of exchange rate fluctuations between the time the Canadian dollar amount of the judgment is calculated and the time the holders receive payment.

Because the Notes are held by or on behalf of DTC, investors will have to rely on its procedures for transfer, payment and communication with us

The Notes will be issued in the form of one or more fully registered permanent global notes which will be deposited with DTC or its nominee. Except in limited circumstances, investors will not be entitled to receive Notes in definitive form. DTC or its participants will maintain records of the beneficial interests in the Notes. Investors will be able to trade their beneficial interests only through DTC.

We will discharge our payment obligations under the Notes by making payments to DTC for distribution to its account holders. A holder of a beneficial interest in the Notes must rely on the procedures of DTC and its participants to receive payments under the Notes. We have no responsibility or liability for the records relating to, or payments made in respect of, beneficial interests in the Notes.

Holders of beneficial interests in the Notes will not have a direct right to vote in respect of the Notes. Instead, such holders will be permitted to act only to the extent that they are enabled by DTC to appoint proxies. Similarly, holders of beneficial interests in the Notes will not have a direct right under the Notes to take enforcement action against us in the event of a default under the Notes.

Legal investment considerations may restrict certain investments

The investment activities of certain investors are subject to legal investment laws and regulations, or review or regulation by certain authorities. Each potential investor should consult its legal advisers to determine whether and to what extent (1) the Notes are legal investments for it, (2) the Notes can be used as collateral for various types of borrowing and (3) other restrictions apply to its purchase or pledge of any Notes. Financial institutions should consult their legal advisers or the appropriate regulators to determine the appropriate treatment of the Notes under any applicable risk-based capital or similar rules.

Interest of Agents

Certain of the Agents and their affiliates have engaged, and may in the future engage, in investment banking and/or commercial banking transactions with, and may perform services for us in the ordinary course of business and such activities could create the potential for or perception of conflict among the interests of Agents and prospective investors.

DESCRIPTION OF THE NOTES

General

The Notes will be issued under a fiscal agency agreement dated as of April 6, 2011 (the “fiscal agency agreement”), between us and The Bank of New York Mellon, as fiscal agent (the “fiscal agent”, which term will include, unless the context otherwise requires, its successors and assigns), registrar, transfer agent and principal paying agent, which defines your rights as a holder of the Notes.

The information contained in this section and in the Basic Prospectus summarizes some of the terms of the Notes and the fiscal agency agreement. This prospectus supplement describes the terms of the Notes in greater detail than the Basic Prospectus and may provide information that differs from the Basic Prospectus. If the information in this prospectus supplement differs from the Basic Prospectus, you should rely on the information in this prospectus supplement. In addition, the pricing supplement for each offering of Notes will contain specific information related to the terms of such Notes and the terms for that offering. The pricing supplement may also add, update or change information contained in this prospectus supplement. If there is any inconsistency between the information in this prospectus supplement or any applicable pricing supplement, you should rely on the information in that pricing supplement. Such information may also be contained in a written communication from us or the agents. It is important for you to consider the information contained in the Basic Prospectus, this prospectus supplement and the applicable pricing supplement in making your investment decision. You should also read the fiscal agency agreement and the exhibits thereto, including the form of Global Notes (as defined below), a copy of which will be incorporated by reference herein as an exhibit to the registration statement and will be available for inspection at the office of the fiscal agent, 101 Barclay Street, 4E, New York, NY, 10286 for a full description of the terms of the Notes.

References to principal and interest in respect of the Notes shall be deemed also to refer to any Additional Amounts which may be payable as described below. See “— Payment of Additional Amounts”.

Status of the Notes

The Notes will be our direct unsecured obligations and as among themselves will rank pari passu and be payable without any preference or priority. The Notes will rank equally with all of our other unsecured and unsubordinated indebtedness and obligations from time to time outstanding. Payments of principal of, premium, if any, and interest on the Notes will be a charge on and payable out of the Consolidated Revenue Fund of Ontario.

Stated Maturity

Each Note will mature nine months or more from the date of issue. We will specify the stated maturity of each Note on the face of that Note and in the applicable pricing supplement.

Form, Denomination and Registration

Each series of Notes will be issued in the form of fully registered permanent global notes (“Global Notes”) registered in the name of Cede & Co., as nominee of The Depository Trust Company, known as DTC, and held by The Bank of New York Mellon as custodian for DTC. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Global Notes through any of DTC (in the United States), CDS Clearing and Depository Services Inc., known as CDS, (in Canada) or Clearstream Banking, société anonyme, known as Clearstream or Euroclear Bank S.A./N.V., known as Euroclear (in Europe and in Asia), if they are participants of such systems, or indirectly through organizations which are participants in such systems. CDS will hold interests on behalf of its participants directly through its account at DTC and Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream and Euroclear’s names on the books of their respective depositaries (“U.S. Depositaries”), which in turn will hold such interests in customers’ securities accounts in the U.S. Depositaries’ names on the books of DTC. Except in the limited circumstances described herein, owners of beneficial interests in the Global Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive Notes in definitive form and will not be considered registered holders thereof under the fiscal agency agreement. See “— Title”.

Notes will be issued in minimum denominations of US$2,000 and integral multiples of US$1,000 for amounts in excess thereof.

For payments of principal of and any premium or interest, see “— Payments”.

All Notes will be recorded in a register maintained by the fiscal agent, and will be registered in the name of Cede & Co., for the benefit of owners of beneficial interests in the Global Notes, including, those beneficial owners which are participants of CDS, Clearstream and Euroclear.

The fiscal agent will not impose any fees in respect of the Notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed Notes. However, owners of beneficial interests in the Global Notes may incur fees payable in respect of the maintenance and operation of the book-entry accounts in which such interests are held with the clearing systems.

Further Issues

We may, from time to time, without notice to or the consent of the registered holders of the relevant series of Notes, create and issue further notes ranking pari passu with the relevant series of Notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) so that such further notes shall be consolidated and form a single series with the relevant series of Notes and shall have the same terms as to status, redemption or otherwise as the relevant series of Notes. Any further notes may be issued subject to agreements supplemental to the fiscal agency agreement.

Currency

The Notes will be denominated in U.S. dollars. We are obligated to make payments of principal of, and interest and premium, if any, on Notes in U.S. dollars. See “— Payments”.

Original Issue Discount Notes

We may issue the Notes as original issue discount Notes.

An original issue discount Note is a Note that is issued at a price lower than its principal amount and which provides that upon redemption, repayment or otherwise, an amount less than its principal amount will become due and payable.

In the event of redemption or repayment of an original issue discount Note, then the amount payable to the holder of the Note will be determined in accordance with the terms of the Note.

A Note issued at a discount may, for United States federal income tax purposes, be considered an original issue discount Note, regardless of the amount payable upon redemption, repayment or otherwise. See “Discussion of United States Tax Consequences — Original Issue Discount”.

Indexed Notes

We may issue the Notes as indexed Notes, with the principal amount payable at maturity, the amount of interest payable on an interest payment date, or both, to be determined by reference to currencies, currency units or financial indices or other factors, as indicated in the applicable pricing supplement. Holders of these Notes may receive a principal amount on the maturity date or upon earlier redemption or repayment that is greater than or less than the face amount of these Notes depending upon fluctuation of the relative value, rate or price of the specified index. See “Risk Factors — Notes indexed to interest rate, currency or other indices or formulas are more volatile than conventional debt securities” and “Risk Factors — Currency Indexed Notes are subject to risks related to exchange rates”.

For all indexed Notes, the applicable pricing supplement will describe:

•	specific information pertaining to the method for determining the amount payable in respect of principal and any premium;

•	a historical comparison of the relative value, rate or price of each specified commodity, currency or index;

•	the face amount of the indexed Note; and

•	additional tax considerations.

The interest rate on any Note will in no event be higher than the maximum rate permitted by Canadian law.

Currency Indexed Notes

“Currency Indexed Notes” are Notes whose principal amount payable on a maturity date will be determined by reference to the exchange rate of a foreign currency relative to another currency or by reference to a currency index.

Other Indexed Notes

Holders of indexed Notes other than Currency Indexed Notes may receive payments of principal and any premium that will be computed by reference to a formula based on the relative value, rate or price of one or more specified commodities or indices.

Definitions

In this prospectus supplement:

“Business Day” means any day, other than a Saturday or Sunday, and other than a day on which banks in The City of New York and The City of Toronto are generally authorized or obligated by law or executive order to close, provided that with respect to Notes as to which LIBOR is the applicable interest rate basis, a “Business Day” is also a London Business Day.

“London Business Day” means a day on which commercial banks are open for business (including dealings in foreign currencies) in London, England.

“Maturity” or “maturity date”, when used with respect to any Note, means the date on which the principal of the Note or any part thereof becomes due and payable, whether at the stated maturity or by call for redemption or otherwise.

“Reuters” means Reuters 3000 Xtra Service (or any successor thereto).

“Stated maturity”, when used with respect to any Note, means the date specified in the Note as the fixed date on which the principal of the Note or any installment of principal is due and payable.

Interest

Interest-bearing Notes will either be fixed rate Notes or floating rate Notes as described in the applicable pricing supplement. Notes may be issued that do not bear interest.

Computation and Payment of Interest on Interest-Bearing Notes

Your Note will bear interest from its issue date until the principal of the Note is paid or duly provided for:

•	in the case of a fixed rate Note, at the annual rate; or

•	in the case of a floating rate Note, in accordance with the interest rate basis or formula,

in each case as specified in the applicable pricing supplement.

Interest payments on the Notes will equal the amount of interest accrued:

•	from and including the immediately preceding interest payment date on which interest has been paid or duly provided, or from and including the issue date, if no interest has been paid with respect to the applicable Note;

•	to but excluding the next succeeding interest payment date or in respect of the principal due on a maturity date, that maturity date.

We will pay interest in arrears on each interest payment date specified in the applicable pricing supplement on which an installment of interest is due and payable until the principal of such Notes is repaid or made available for payment, and on any maturity date.

We will make the first payment of interest on any Note originally issued between a record date and its related interest payment date or on an interest payment date on the interest payment date immediately following the next succeeding record date to the holder on that next succeeding record date.

A “record date” shall be the fifteenth calendar day (whether or not a Business Day) immediately preceding the related interest payment date.

Interest rates in respect of the Notes may differ depending upon, among others things, the aggregate principal amount of Notes purchased in any transaction. We may offer Notes with similar variable terms but different interest rates concurrently at any time. We may also concurrently offer Notes having different variable terms.

Fixed Rate Notes

We will compute interest on fixed rate Notes on the basis of a 360-day year of twelve 30-day months. We will pay interest on fixed rate Notes either semi-annually in two equal installments, on each January 25 and July 25, or annually, on each July 25 (each an “interest payment date”), and in respect of the principal due on a maturity date, on that maturity date or on any other dates as specified in the applicable pricing supplement.

If an interest payment date or a maturity date of a fixed rate Note falls on a day that is not a Business Day, we will make the required payment of principal and any premium and interest on the next following Business Day, unless such next following Business Day falls in the next succeeding calendar month, in which case such interest payment date or maturity date will be the immediately preceding Business Day. This payment will have the same force and effect as if made on the date the payment was due, and no interest will accrue on the payment for the period from and after that interest payment date or maturity date, as the case may be, to that next following Business Day.

In addition to any other applicable term, the applicable pricing supplement will specify for each fixed rate Note the issue date, interest rate and stated maturity.

Floating Rate Notes

We will determine interest on floating rate Notes by reference to an “interest rate basis”, which shall be one or more of the following:

•	“CD Rate” (“CD Rate Notes”);

•	“Commercial Paper Rate” (“Commercial Paper Rate Notes”);

•	“Federal Funds Rate” (“Federal Funds Rate Notes”);

•	“LIBOR” (“LIBOR Notes”);

•	“Prime Rate” (“Prime Rate Notes”);

•	“Treasury Rate” (“Treasury Rate Notes”); or

•	any other interest rate basis or formula as specified in the applicable pricing supplement.

The interest rate basis may be adjusted by adding or subtracting the spread or multiplying a spread multiplier, if any, as specified in the applicable pricing supplement.

The “index maturity” is the period to the maturity of the instrument or obligation from which the interest rate basis is calculated.

The “spread” is the number of basis points above or below the interest rate basis applicable to the floating rate Note.

The “spread multiplier” is the percentage of the interest rate basis applicable to the floating rate Note.

We may from time to time change the index maturity, spread, spread multiplier and other variable terms of the floating rate Notes, but these changes will not affect any floating rate Note already issued or as to which we have accepted an offer to purchase.

In addition to any other applicable term, which may include a spread, a spread multiplier, interest reset dates, a maximum interest rate or a minimum interest rate, the applicable pricing supplement may specify for each floating rate Note the following terms:

•	issue date;

•	interest rate basis;

•	initial interest rate;

•	interest payment dates;

•	index maturity;

•	stated maturity date;

•	whether the rate of interest on each floating rate Note will be reset daily, weekly, monthly, quarterly, semi-annually, annually or otherwise (each, an “interest rate reset period”); and

•	the dates on which the rate of interest will reset (each, an “interest reset date”).

Unless otherwise specified in the applicable pricing supplement, the interest reset dates will be:

•	in the case of floating rate Notes which reset daily, each Business Day;

•	in the case of floating rate Notes (other than Treasury Rate Notes) which reset weekly, the Wednesday of each week;

•	in the case of Treasury Rate Notes which reset weekly, the Tuesday of each week;

•	in the case of floating rate Notes which reset monthly, the third Wednesday of each month;

•	in the case of floating rate Notes which reset quarterly, the third Wednesday of March, June, September and December of each year;

•	in the case of floating rate Notes which reset semi-annually, the third Wednesday of the two months of each year specified in the applicable pricing supplement; and

•	in the case of floating rate Notes which reset annually, the third Wednesday of the month of each year specified in the applicable pricing supplement.

The interest rate in effect from the issue date of a floating rate Note to the first interest reset date with respect to that floating rate Note will be the initial rate specified in the applicable pricing supplement (the “initial interest rate”).

If any interest reset date for any floating rate Note would otherwise be a day that is not a Business Day, the interest reset date shall be postponed to the next following day that is a Business Day, except in the case of a LIBOR Note where such next following Business Day falls in the next succeeding calendar month, in which case the interest reset date shall be the immediately preceding Business Day.

The “interest determination date” for each floating rate Note will be determined by reference to such Note’s interest rate basis as described below.

A floating rate Note may also have either or both of the following, which would be specified in the applicable pricing supplement:

•	a minimum limit, or floor, on the rate of interest which may accrue during any interest period; and

•	a maximum limit, or ceiling, on the rate of interest which may accrue during any interest period.

In addition to any maximum interest rate which may be applicable to any floating rate Note, the interest rate on any Note will in no event be higher than the maximum rate permitted by Canadian law.

Interest Payments

Unless otherwise specified in the applicable pricing supplement, interest will be payable as follows (each date being an “interest payment date”):

•	in the case of floating rate Notes which reset daily, weekly or monthly, on the third Wednesday of each month;

•	in the case of floating rate Notes which reset quarterly, on the third Wednesday of March, June, September and December of each year;

•	in the case of floating rate Notes which reset semi-annually, on the third Wednesday of the two months of each year specified in the applicable pricing supplement;

•	in the case of floating rate Notes which reset annually, on the third Wednesday of the month of each year specified in the applicable pricing supplement; and

•	in each case, on any maturity date.

If any interest payment date with respect to any floating rate Note, other than an interest payment date on the maturity date, would otherwise be a day that is not a Business Day with respect to the Note, the interest payment date shall be postponed to the next following Business Day with respect to that Note, except in the case of a LIBOR Note where such next following Business Day falls in the next succeeding calendar month, in which case the interest payment date shall be the immediately preceding Business Day.

If a maturity date of a floating rate Note falls on a day that is not a Business Day, we will make the payment of principal, premium, if any, and interest on the next following Business Day. No interest on that payment shall accrue from and after the maturity date to that next following Business Day.

Computation of Interest

With respect to a floating rate Note, accrued interest is computed by multiplying the face amount of the floating rate Note by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day from the issue date, or from the last date to which interest has been paid or duly provided for, to but excluding the date for which accrued interest is being computed. For these calculations, the interest rate in effect on any interest reset date will be the new interest rate.

The interest factor for each day is calculated by dividing the interest rate applicable to that day by:

•	360 in the case of CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, LIBOR Notes and Prime Rate Notes; or

•	the actual number of days in the year in the case of Treasury Rate Notes.

All percentages resulting from any calculation on floating rate Notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or 0.09876545) being rounded to 9.87655% (or 0.0987655)). All amounts used in or resulting from this calculation on floating rate Notes will be rounded to the nearest cent, with one half cent being rounded upward.

Calculation Agent

Unless otherwise specified in the applicable pricing supplement, The Bank of New York Mellon will be the calculation agent.

Upon the written request of the holder of any floating rate Note, the calculation agent will provide:

•	the interest rate then in effect on that Note; and

•	if determined, the interest rate that will become effective on the next interest reset date with respect to that Note.

We will notify or cause the calculation agent to notify the fiscal agent of each determination of the interest rate applicable to a floating rate Note promptly after determination is made.

The “Calculation Date” means the date by which the calculation agent calculates an interest rate for a floating rate Note, which will be in respect of any interest determination date the earlier of: (i) the tenth calendar day after the interest determination date, or, if that day is not a Business Day, the next following Business Day; or (ii) the Business Day immediately preceding the applicable interest payment date or maturity date, as the case may be (except in the case of a LIBOR Note where the Calculation Date is the LIBOR Interest Determination Date).

Floating rate Notes will bear interest at the interest rates specified in the Note and in the applicable pricing supplement. These interest rates will be calculated by reference to the interest rate basis and the spread or a spread multiplier, if any. The applicable pricing supplement will specify the initial interest rate in effect with respect to a floating rate Note.

The calculation agent will determine the interest rate for each subsequent interest reset date on the basis of the applicable interest rate basis as follows:

1.	CD Rate. The CD Rate for each interest reset date will be determined as of the second Business Day prior to the interest reset date (a “CD Rate Interest Determination Date”).

The CD Rate will be the rate on the CD Rate Interest Determination Date for negotiable U.S. dollar certificates of deposit having the index maturity specified in the applicable pricing supplement as published in H.15(519) (as defined below) under the heading “CDs (secondary market)” or, if not so published by 3:00 p.m., New York City time, on the related Calculation Date, the rate on such CD Rate Interest Determination Date for negotiable U.S. dollar certificates of deposit of the index maturity specified in the applicable pricing supplement, as published in

H.15 Daily Update (as defined below), or such other recognized electronic source used for the purpose of displaying such rate, under the caption “CDs (secondary market)”. If such rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the related Calculation Date, then the CD Rate on such CD Rate Interest Determination Date will be calculated by the calculation agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on such CD Rate Interest Determination Date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City (which may include the Agents or their affiliates) selected by the Province, for negotiable U.S. dollar certificates of deposit of major United States money market banks with a remaining maturity closest to the index maturity specified in the applicable pricing supplement, in an amount that is representative for a single transaction in that market at that time; provided, however, that if the dealers so selected by the Province are not quoting as mentioned in this sentence, the CD Rate determined as of such CD Rate Interest Determination Date will be the CD Rate in effect on such CD Rate Interest Determination Date.

“H.15(519)” means the weekly statistical release designated as such, published by the Board of Governors of the Federal Reserve System and currently available on their website at http://www.federalreserve.gov/releases/h15/Current, or any successor site or publication.

“H.15 Daily Update” means the daily update of H.15(519), available through the worldwide web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.

2.	Commercial Paper Rate. The Commercial Paper Rate for each interest reset date will be determined as of the Business Day prior to the interest reset date (a “Commercial Paper Rate Interest Determination Date”), and will be the Money Market Yield (as defined below) on that date of the rate for commercial paper having the index maturity specified in the applicable pricing supplement, as published in H.15(519) under the caption “Commercial Paper — Nonfinancial” or, if not so published by 3:00 p.m., New York City time, on the related Calculation Date, the Money Market Yield on such Commercial Paper Rate Interest Determination Date for commercial paper having the index maturity specified in the applicable pricing supplement, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Commercial Paper — Nonfinancial”. If such rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on such Calculation Date, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be calculated by the calculation agent and will be the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 a.m., New York City time, on such Commercial Paper Rate Interest Determination Date of three leading dealers of U.S. dollar commercial paper in New York City (which may include the Agents or their affiliates) selected by the Province, for commercial paper having the index maturity specified in the applicable pricing supplement, placed for industrial issuers whose bond rating is “Aa”, or the equivalent, from a nationally recognized statistical rating organization; provided, however, that if the dealers so selected by the Province are not quoting as mentioned in this sentence, the Commercial Paper Rate determined as of such Commercial Paper Rate Interest Determination Date will be the Commercial Paper Rate in effect on such Commercial Paper Rate Interest Determination Date.

“Money Market Yield” will be a yield (expressed as a percentage) calculated in accordance with the following formula:

Money Market Yield	=	D × 360 × 100 360 – (D × M)

where “D” refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal and “M” refers to the actual number of days in the interest payment period for which interest is being calculated.

3.	Federal Funds Rate. The Federal Funds Rate for each interest reset date will be determined as of the Business Day prior to the interest reset date (a “Federal Funds Rate Interest Determination Date”) and will be the rate with respect to such date for U.S. dollar federal funds as published in H.15(519) opposite the heading “Federal funds (effective)” and that appears on Reuters on Reuters Page FEDFUNDS1 (or any other page as may replace such page on such service) under the heading “EFFECT” or, if such rate does not appear on Reuters Page FEDFUNDS1 or is not so published by 3:00 p.m., New York City time, on the related Calculation Date, the rate with respect to such Federal Funds Rate Interest Determination Date for U.S. dollar federal funds as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, opposite the caption “Federal funds (effective)”. If such rate does not appear on Reuters Page FEDFUNDS1 or is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the related Calculation Date, then the Federal Funds Rate with respect to such Federal Funds Rate Interest Determination Date will be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds arranged by three leading brokers of U.S. dollar federal funds transactions in New York City (which may include the Agents or their affiliates) selected by the Province, prior to 9:00 a.m., New York City time, on the Business Day following such Federal Funds Rate Interest Determination Date; provided, however, that if the brokers so selected by the Province are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

4.	LIBOR. LIBOR will be the London interbank offered rate for deposits in U.S. dollars. LIBOR for each interest reset date will be determined as of the second London Business Day prior to the interest reset date (a “LIBOR Interest Determination Date”) and will be determined in accordance with the following provisions:

(i)	LIBOR will be the rate for deposits in U.S. dollars for a period of the index maturity specified in the applicable pricing supplement, commencing on the applicable interest reset date, that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on that LIBOR Interest Determination Date, or if no such rate so appears, LIBOR on such LIBOR Interest Determination Date will be determined in accordance with the provisions described in clause (ii) below.

(ii)	With respect to a LIBOR Interest Determination Date on which no rate appears on the Designated LIBOR Page as specified in clause (i) above, the calculation agent will request the principal London offices of each of four major reference banks (which may include the Agents or their affiliates) in the London interbank market, as selected by the Province, to provide the calculation agent with its offered quotation for deposits in U.S. dollars for the period of the index maturity specified in the applicable pricing supplement, commencing on the applicable interest reset date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in such market at that time. If at least two quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be calculated by the calculation agent and will be the arithmetic mean of those quotations. If fewer than two quotations are so provided, then LIBOR on that LIBOR Interest Determination Date will be calculated by the calculation agent and will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in The City of New York, on such LIBOR Interest Determination Date by three major banks (which may include the Agents or their affiliates) in The City of New York selected by the Province for loans in U.S. dollars to leading European banks, having the index maturity specified in the applicable pricing supplement, commencing on that interest reset date and in a principal amount that is representative for a single transaction in U.S. dollars in such market at that time; provided, however, that if the banks so selected by the Province are not quoting as mentioned in this sentence, LIBOR determined as of that LIBOR Interest Determination Date will be LIBOR in effect on that LIBOR Interest Determination Date.

“Designated LIBOR Page” means the display on Reuters on page LIBOR01 or LIBOR02, as specified in the applicable pricing supplement (or any other page as may replace such page on such service), for the purpose of displaying the London interbank rates of major banks (which may include the Agents or their affiliates) for U.S. dollars.

5.	Prime Rate. The Prime Rate for each interest reset date will be determined on the Business Day prior to the interest reset date (a “Prime Rate Interest Determination Date”) and, unless otherwise specified in the applicable pricing supplement, will be the rate on such date as such rate is published in H.15(519) opposite the caption “Bank Prime Loan” or, if not published prior to 3:00 p.m., New York City time, on the related Calculation Date, the rate on that Prime Rate Interest Determination Date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, opposite the caption “Bank Prime Loan”. If such rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the related Calculation Date, then the Prime Rate shall be the arithmetic mean, as determined by the calculation agent, of the rates of interest publicly announced by each bank that appears on Reuters on page USPRIME1 (or any other page as may replace such page on such service for the purpose of displaying prime rates or base lending rates of major United States banks (“Reuters Page USPRIME1”)) as that bank’s prime rate or base lending rate as of 11:00 a.m., New York City time, on such Prime Rate Interest Determination Date. If fewer than four, but more than one, such rates so appear on Reuters Page USPRIME1 for that Prime Rate Interest Determination Date by 3:00 p.m., New York City time on the related Calculation Date, then the Prime Rate shall be the arithmetic mean calculated by the calculation agent of the prime rates or base lending rates (quoted on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on such Prime Rate Interest Determination Date by four major money center banks (which may include the Agents or their affiliates) in The City of New York selected by the Province. If fewer than two rates appear, the Prime Rate will be determined based on the rates furnished in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any state thereof, having total equity capital of at least $500 million and being subject to supervision or examination by a Federal or state authority, as selected by the Province (which may include the Agents or their affiliates); provided, however, that if the banks or trust companies so selected by the Province are not quoting as mentioned in this sentence, the Prime Rate determined as of such Prime Rate Interest Determination Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date.

6.	Treasury Rate. The Treasury Rate for each interest reset date will be the rate from the most recent auction held on the interest reset date (the “Treasury Rate Interest Determination Date”) of direct obligations of the United States (“Treasury Bills”) having the index maturity as displayed under the caption “INVEST RATE” on the display on Reuters (or any successor service) on page USAUCTION10 (or any other page as may replace that page on that service) (“USAUCTION10 Page”) or on page USAUCTION11 (or any other page as may replace that page on that service) (“USAUCTION11 Page”), or, if by 3:00 p.m., New York City time, on the Calculation Date, the rate for such Treasury Rate Interest Determination Date does not appear on USAUCTION10 Page or USAUCTION11 Page, the rate will be the Bond Equivalent Yield on such Treasury Rate Interest Determination Date of the rate for Treasury Bills having the index maturity specified in the applicable pricing supplement as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, for that day, under the caption “U.S. Government securities/Treasury bills/Auction high.” In the event that such rate is not yet published in H.15 Daily Update by 3:00 p.m., New York City time, on the Calculation Date, then the rate will be the Bond Equivalent Yield on such Treasury Rate Interest Determination Date of the auction rate for Treasury Bills having the index maturity specified in the applicable pricing supplement as announced by the U.S. Department of the Treasury, or in the event that the auction rate of Treasury Bills having the index maturity specified in the applicable pricing supplement is not so announced by the U.S. Department of Treasury by 3:00 p.m., New York City time, on the Calculation Date, then the rate will be the Bond Equivalent Yield on such Treasury Rate Interest Determination Date of the rate for Treasury Bills having the index maturity specified in the applicable pricing supplement as published in H.15(519), under the caption “U.S. Government securities/Treasury bills/Secondary Market.” In the event the rate is not so published in H.15(519), by 3:00 p.m., New York City time, on the Calculation Date, or if no auction is held then the rate will be the Bond Equivalent Yield on such Treasury Rate Interest Determination Date of the rate for Treasury Bills having the index maturity specified in the applicable pricing supplement as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “U.S. Government securities/Treasury bills/Secondary Market” or, if not so published by 3:00 p.m., New York City time, on the Calculation Date, then the rate will be the average of the secondary market bid rates as of approximately 3:30 p.m., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary U.S. government securities dealers (which may include the Agents or their affiliates) in The City of New York selected by the Province, for the issue of Treasury Bills with the remaining maturity closest to the index maturity specified in the applicable pricing supplement; provided, however, that if the dealers so selected by the Province are not quoting as mentioned in this sentence, the Treasury Rate determined as of that Treasury Rate Interest Determination Date will be the Treasury Rate in effect on that Treasury Rate Interest Determination Date.

“Bond Equivalent Yield” will be a yield (expressed as a percentage) calculated according to the following formula:

Bond Equivalent Yield	=	D × N × 100 360 – (D × M)

where “D” refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the interest payment period for which interest is being calculated.

Other Provisions; Addenda

As specified under “Other Provisions” on the face of the Notes or, if so specified on the face of the Notes, in an addendum relating to the Notes and, in each case, in the applicable pricing supplement, we may modify any provisions with respect to the Notes, including the determination of an interest rate basis, the calculation of the interest rate applicable to a floating rate Note, and the specification of one or more interest rate bases, the interest payment dates, the maturity date or any other variable term relating to the Notes. These modifications will not, however, affect any Note already issued or as to which we have accepted an offer to purchase.

Payment of Additional Amounts

All payments of, or in respect of, principal of and interest on the Notes will be made without withholding of or deduction for, or on account of, any present or future taxes, duties, assessments or charges of whatsoever nature imposed or levied by or on behalf of the Government of Canada, or any province or political subdivision thereof, or any authority thereof or agency therein having power to tax, unless such taxes, duties, assessments or charges are required by law or by the administration or interpretation thereof to be withheld or deducted. In that event, we (subject to our right of redemption described herein) will pay to the registered holders of the Notes such additional amounts (the “Additional Amounts”) as will result (after withholding or deduction of the said taxes, duties, assessments or charges) in the payment to the holders of Notes of the amounts which would otherwise have been payable in respect of the Notes in the absence of such taxes, duties, assessments or charges, except that no such Additional Amounts shall be payable with respect to any Notes presented for payment:

(a)	by or on behalf of a holder who is subject to such taxes, duties, assessments or charges in respect of such Note by reason of the holder being connected with Canada otherwise than merely by the holding or ownership as a non-resident of Canada of such Note; or

(b)	more than 15 days after the Relevant Date, except to the extent that the holder thereof would have been entitled to such Additional Amounts on the last day of such period of 15 days. For this purpose, the “Relevant Date” in relation to any Note means whichever is the later of:

(i)	the date on which the payment in respect of such Note becomes due and payable; or

(ii)	if the full amount of the moneys payable on such date in respect of such Note has not been received by the fiscal agent on or prior to such date, the date on which notice is duly given to the holders of Notes that such moneys have been so received.

Tax Redemption

The Notes may be redeemed at our option in whole, but not in part, at any time, on giving not less than 30 days’ and not more than 60 days’ notice to registered holders of Notes in accordance with “Notices” below (which notice shall be irrevocable), at 100% of the principal amount thereof, together with interest accrued thereon to the date fixed for redemption, if (a) we have paid or we will become obliged to pay Additional Amounts as provided or referred to in “Payment of Additional Amounts” above as a result of any change in, or amendment to, the laws or regulations of Canada, or any province or political subdivision thereof, or any authority thereof or agency therein having power to tax, or any change in the application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the date of the applicable pricing supplement, and (b) such obligation cannot be avoided by our taking reasonable measures available to us, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which we would be obliged to pay such Additional Amounts were a payment in respect of the Notes then due. Prior to the publication of any notice of redemption pursuant to this paragraph, we shall deliver to the fiscal agent a certificate signed by one of our officers stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right to redeem have occurred.

Redemption at the Option of the Province

The Notes will not be subject to any sinking fund.

The Notes will be redeemable at our option prior to the stated maturity if one or more redemption dates are specified in the applicable pricing supplement.

If so specified, the Notes may be redeemed at our option on the applicable redemption date or dates or on a date during the applicable range of redemption dates.

The Notes will be redeemable in whole or from time to time in part in increments of US$1,000. If less than all Notes of the same series are to be redeemed, the particular Notes to be redeemed will be selected by the fiscal agent on a pro rata basis. Any remaining principal amount shall be at least US$2,000. Any redemption will be made at the applicable redemption price, together with accrued and unpaid interest to the redemption date, on notice given not more than 60 days nor less than 30 days prior to the date of redemption.

Interest due on an interest payment date falling on or prior to the date fixed for redemption will be payable to the registered holder of record at the close of business on the record date pertaining to that interest payment date.

“Redemption price” with respect to a Note, means an amount equal to the initial redemption percentage specified in the pricing supplement, as adjusted by the annual redemption percentage reduction, if applicable, and multiplied by the unpaid principal amount of the Note or the portion of the Note to be redeemed.

The initial redemption percentage, if any, will decline at each anniversary of the initial redemption date by an amount equal to the applicable annual redemption percentage reduction, if any, until the redemption price is equal to 100% of the unpaid principal amount of the Note or the portion of the Note to be redeemed.

Repayment at the Option of the Holder

The Notes will be repayable by us in whole or in part prior to their stated maturity at the option of the registered holders if one or more optional repayment dates are specified in the applicable pricing supplement.

If no optional repayment date is specified with respect to a Note, that Note will not be repayable at the option of its registered holder prior to the stated maturity.

Any repayment in part will be in increments of US$1,000. Any remaining principal amount shall be at least US$2,000.

The repayment price for any Note to be repaid will be the sum of:

•	100% of the unpaid principal amount of the Note or the portion of the Note to be repaid; and

•	accrued and unpaid interest to the date of repayment.

Interest due on an interest payment date falling on or prior to the date of repayment will, however, be payable to the registered holder of record at the close of business on the record date pertaining to that interest payment date.

For your Note to be repaid, the fiscal agent must receive it, together with the form thereon entitled “Option to Elect Repayment” duly completed, at its corporate trust office in The City of New York, or any other address of which we will from time to time notify the holders, not more than 60 days nor less than 30 days prior to the date of repayment.

Exercise of the repayment option by the registered holder will be irrevocable. Such option may be exercised with respect to less than the entire principal amount of a Note, provided that the portion remaining outstanding after such repayment is an authorized denomination which shall not be less than the minimum authorized denomination.

While the Notes are represented by Global Notes held by or on behalf of DTC and registered in the name of DTC or its nominee, only DTC or its nominee may exercise the option for repayment on behalf of the beneficial owners of the Global Note or Notes by delivering the related Global Note(s) and the form “Option to Elect Repayment” to the fiscal agent at its corporate trust office in The City of New York, or any other address of which we shall from time to time notify the holders, not more than 60 days nor less than 30 days prior to the date of repayment. The fiscal agent must receive notices of elections from DTC or its nominee on behalf of owners of beneficial interests in the Global Note or Notes to exercise their option to have the Note(s) repaid by 5:00 p.m., New York City time, on the last day for giving that notice.

Accordingly, owners of beneficial interests in a Global Note or Notes that desire to have all or any portion of their Global Note(s) repaid must direct a Participant (defined as persons that have accounts with DTC for the Global Note(s)) to direct DTC to exercise the repayment option on their behalf by delivering the related Global Note(s) and duly completed election form to the fiscal agent as aforesaid. In order to ensure that a notice is received by the fiscal agent on a particular day, the owners of beneficial interests in the Global Note or Notes must so direct the applicable Participant before the Participant’s deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, owners of beneficial interests in the Global Note or Notes should consult the Participants through which they own their interest therein for the respective deadlines for those Participants. All notices will be irrevocable. In addition, owners of beneficial interests in the Global Note or Notes will effect delivery at the time the notices of election are given to DTC by causing the applicable Participant to transfer that beneficial owner’s interest in the Global Note or Notes, on DTC’s records, to the fiscal agent. See “— Title” in this prospectus supplement.

Purchases of Notes by the Province

We may at any time purchase Notes in the open market, or by tender or by private contract at any price and may or may not cause the fiscal agent to cancel any Notes so purchased.

Modification

The fiscal agency agreement and the Notes may be amended or supplemented by us on the one hand, and the fiscal agent, on the other hand, without notice to or the consent of the registered holder of any Note, for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provisions contained therein, or effecting the issue of further notes as described under “— Further Issues” above, or in any other manner which we may deem necessary or desirable and which, in our reasonable opinion, on the one hand, and the fiscal agent, on the other hand, will not adversely affect the interests of the holders of Notes.

The fiscal agency agreement will contain provisions for convening meetings of registered holders of Notes, or registered holders of any series of Notes, to consent by Extraordinary Resolution (as defined below) to any modification or amendment proposed by us to the fiscal agency agreement (except as provided in the immediately preceding paragraph) and the Notes (including the terms and conditions thereof), or such series of Notes, as the case may be. An Extraordinary Resolution duly passed at any such meeting shall be binding on all registered holders of Notes, or such series of Notes, as the case may be, whether present or not; provided, however, that no such modification or amendment to the fiscal agency agreement or to the terms and conditions of the Notes, or such series of Notes, as the case may be, may, without the consent of the registered holder of each such Note affected thereby: (a) change the maturity date of any such Note or change any interest payment date; (b) reduce the principal amount of any such Note or the rate of interest payable thereon; (c) change the currency of payment of any such Note; (d) impair the right to institute suit for the enforcement of any payment on or with respect to such Note; (e) permit early redemption of such Notes or, if early redemption is already permitted, set a redemption date earlier than the date previously specified or reduce the redemption price; or (f) reduce the percentage of the principal amount of Notes necessary for the taking of any action, including modification or amendment of the fiscal agency agreement or the terms and conditions of the Notes, or reduce the quorum required at any meeting of registered holders of Notes.

The term “Extraordinary Resolution” will be defined in the fiscal agency agreement as a resolution passed at a meeting of registered holders of Notes, or a meeting of registered holders of Notes of any series, as the case may be, by the affirmative vote of the registered holders of not less than 66 2/3% of the principal amount of the Notes, or the principal amount of the Notes of such series, as the case may be, represented at the meeting in person or by proxy and voting on the resolution or as an instrument in writing signed by the registered holders of not less than 66 2/3% in principal amount of the outstanding Notes, or the principal amount outstanding of such series, as the case may be. The quorum at any such meeting for passing an Extraordinary Resolution will be one or more persons being or representing registered holders of Notes, or Notes of such series, as the case may be, with at least a majority in principal amount of the Notes, or Notes of such series, as the case may be, at the time outstanding, or at any adjourned meeting called by us or the fiscal agent, one or more persons being or representing registered holders of Notes, or Notes of such series, as the case may be, whatever the principal amount of the Notes so held or represented.

Governing Law

The Notes and the fiscal agency agreement will be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

Notices

All notices will be published in English in The Wall Street Journal in New York and The Globe and Mail in Toronto. If at any time publication in any such newspaper is not practicable, notices will be valid if published in an English language newspaper with general circulation in the respective market regions as we, with the approval of the fiscal agent, shall determine. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once or on different dates, on the first date on which publication is made.

Payments

Principal of, and interest and premium, if any on the Notes (including notes in definitive form issued in exchange for any Global Note as described under “— Definitive Certificates”) are payable by us in U.S. dollars to the persons in whose names the Notes are registered on the record date preceding any interest payment date or at maturity, as the case may be.

We will make available to the fiscal agent on any interest payment date or on the maturity date the total amount of any payment of principal, premium or interest due on the Notes on that date. The fiscal agent will pay that amount to DTC or its nominee, as the registered owner of the Global Note, in accordance with existing arrangements between the fiscal agent and DTC.

DTC has advised us that upon receipt of any payment of principal, premium or interest, DTC will credit, on its book-entry and transfer system, Participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the principal or face amount of the Global Note as shown on the records of DTC.

We also expect that payments by Participants to owners of beneficial interests in the Global Note held through the Participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of that Participant.

Neither we nor the fiscal agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Title

Subject to applicable law and the terms of the fiscal agency agreement, we, the fiscal agent, and any paying agent appointed pursuant to the fiscal agency agreement shall deem and treat the registered holders of the Notes as the absolute owners thereof for all purposes whatsoever notwithstanding any notice to the contrary; and all payments to or on the order of the registered holders shall be valid and effectual to discharge our liability and that of the fiscal agent in respect of the Notes to the extent of the sum or sums so paid.

Beneficial interests in a Global Note will be evidenced only by, and transfers will be effected only through, records maintained by DTC and its Participants.

Owners of beneficial interests in a Global Note:

•	will not be entitled to have Notes registered in their names;

•	will not, except under some limited circumstances, receive Notes in definitive form; and

•	will not be considered the owners or holders of those Notes under the fiscal agency agreement or those Notes.

Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if that person is not a Participant, on the procedures of the Participant through which that person owns its interest, to exercise any rights of a holder of a beneficial interest in the Global Note.

In the event that we request any action of holders or if an owner of a beneficial interest in a Global Note desires to take any action, DTC or its nominee, as the registered holder of the Global Note, would authorize the Participants to take that action, and the Participants would authorize beneficial owners owning through Participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Restrictions on the Transfer of a Global Note

A Global Note may not be transferred except as a whole:

•	by DTC to a nominee of DTC;

•	by a nominee of DTC to DTC or any other nominee of DTC; or

•	by DTC or the nominee of DTC to a successor of DTC or a nominee of the successor.

Definitive Certificates

No beneficial owner of Notes will be entitled to receive Notes in definitive form except in the limited circumstances described below.

If DTC notifies us that it is unwilling or unable to continue as depositary in connection with the Notes or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and a successor depositary is not appointed by us within a reasonable period after receiving such notice or becoming aware that DTC is no longer so registered, we will issue or cause to be issued fully registered Notes in definitive form upon registration of transfer of, or in exchange for, the Global Notes. We may also at any time and in our sole discretion determine not to have any of the Notes held in the form of the Global Notes and, in such event, we will issue or cause to be issued fully registered Notes in definitive form upon registration of transfer of, or in exchange for, such Global Notes.

Prescription

Our obligation to pay an amount of interest on the Notes will cease if a claim for the payment of such interest is not made within two years after the date on which such interest becomes due and payable. Our obligation to pay the principal amount of the Notes will cease if the relevant Notes are not presented for payment within two years after the date on which such principal becomes due and payable.

CLEARING AND SETTLEMENT

Links have been established among DTC, CDS, Clearstream and Euroclear to facilitate the initial issuance of the Notes and cross-market transfers of the Notes associated with secondary market trading. DTC will be linked directly to CDS, and linked indirectly to Clearstream and Euroclear through the DTC accounts of their respective U.S. Depositaries.

The Clearing Systems

The clearing systems have advised us as follows:

DTC.  DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, the National Securities Clearing Corporation and Fixed Income Clearing Corporation; all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants” and, together with Direct Participants, “DTC Participants”). The DTC rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

Purchases of Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser of each Note (a “beneficial owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in Notes, except in the event that use of the book-entry system for the Notes is discontinued.

To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the beneficial owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Notes unless authorized by a Direct Participant in accordance with DTC’s Money Market Instrument Procedures. Under its usual procedures, DTC mails an “omnibus proxy” to the Province as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

Principal, premium, if any, and interest payments on the Notes will be made to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC). DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from the Province or the applicable Registrar, on the applicable payment date in accordance with their respective holdings shown on DTC’s records. Payments by DTC Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such DTC Participant and not of DTC, the Registrar or the Province, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Province or the Registrar, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to the Province or the Registrar. Under such circumstances, in the event that a successor securities depository is not obtained, Notes in definitive form are required to be printed and delivered to each holder.

The Province may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Notes in definitive form will be printed and delivered to each holder.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that the Province believes to be reliable, but is subject to any changes to the arrangements between the Province and DTC and any changes to such procedures that may be instituted unilaterally by DTC.

CDS.  CDS, formed in 2006 as a subsidiary of The Canadian Depository for Securities Limited (“CDS Ltd.”), is Canada’s national securities clearing and depositary services organization which provides clearing and settlement services previously performed by CDS Ltd. since its inception in 1970. Functioning as a service utility for the Canadian financial community, CDS provides a variety of computer automated services for financial institutions and investment dealers active in domestic and international capital markets. CDS participants (“CDS Participants”) include banks, investment dealers and trust companies and may include certain of the underwriters. Indirect access to CDS is available to other organizations that clear through or maintain a custodial relationship with a CDS Participant. Transfers of ownership and other interests, including cash distributions, in Notes in CDS may only be processed through CDS Participants and will be completed in accordance with existing CDS rules and procedures. CDS operates in Montreal, Toronto, Calgary and Vancouver to centralize securities clearing functions through a central securities depositary.

CDS is a wholly owned subsidiary of CDS Ltd. CDS Ltd. is a private corporation, owned by investment dealers, major banks, TSX Inc. and trust companies through their respective industry associations.

Clearstream.  Clearstream Banking, société anonyme, 42 Avenue J.F. Kennedy, L-1855 Luxembourg (“Clearstream”), was incorporated in 1970 as “Cedel S.A.”, a company with limited liability under Luxembourg law (a société anonyme). Cedel subsequently changed its name to Cedelbank. On January 10, 2000, Cedelbank’s parent company, Cedel International, société anonyme (“CI”) commenced the merger of its clearing, settlement and custody business with that of Deutsche Börse AG (“DBAG”). The merger involved the transfer by CI of substantially all of its assets and liabilities (including its shares in Cedelbank), and the transfer by DBAG of its shares in Deutsche Börse Clearing (“DBC”), to a new Luxembourg company, which with effect January 14, 2000 was renamed Clearstream International and was then 50% owned by CI and 50% owned by DBAG.

Following this merger, the subsidiaries of Clearstream International were also renamed to give them a cohesive brand name. On January 18, 2000, Cedelbank was renamed “Clearstream Banking” and Cedel Global Services was renamed “Clearstream Services”. On January 17, 2000, Deutsche Börse Clearing AG was renamed “Clearstream Banking AG”.

Since July 2002, Clearstream has been an integral part of DBAG. The combined group provides technology, services and products from trading and information products to clearing, settlement and custody, which are accessible at each stage of the processing chain and are based on straight through processing and interoperability standards. The shareholders of DBAG are comprised of mainly banks, securities dealers and financial institutions.

Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers (“Clearstream Participants”) through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream also deals with domestic securities markets in many countries through established depository and custodial relationships.

Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier, “CSSF”, which supervises Luxembourg banks. Since February 12, 2001, Clearstream has also been supervised by the Central Bank of Luxembourg according to the Settlement Finality Directive

Implementation of January 12, 2001, following the official notification to the regulators of Clearstream’s role as a payment system provider operating a securities settlement system.

Clearstream Participants are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with an account holder of Clearstream. Clearstream has established an electronic bridge with Euroclear Bank S.A./N.V. as the Operator of the Euroclear System (the “Euroclear Operator”) in Brussels to facilitate settlement of trades between Clearstream and the Euroclear Operator.

Distributions of interest and principal with respect to Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear.  Euroclear Bank SA/NV, 1 Boulevard du Roi Albert II, B-1210 Brussels (“Euroclear”) holds securities and book-entry interests in securities for participating organizations and facilitates the clearance and settlement of securities transactions between participants (herein “Euroclear Participants”) as defined in the Terms and Conditions Governing Use of Euroclear as amended from time to time (the “Terms and Conditions”) and between Euroclear Participants and participants of certain other securities settlement systems through electronic book-entry changes in accounts of such participants or through other securities intermediaries.

Euroclear provides Euroclear Participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services. Euroclear Participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations. Certain of the managers or underwriters for this offering, or other financial entities involved in this offering, may be Euroclear Participants.

Non-participants in the Euroclear System may hold and transfer book-entry interests in securities through accounts with a Euroclear Participant in the Euroclear System or any other securities intermediary that holds a book-entry interest in the securities through one or more securities intermediaries standing between such other securities intermediary and Euroclear.

Distributions of interest and principal with respect to Notes held beneficially through Euroclear will be credited to cash accounts of Euroclear Participants in accordance with its rules and procedures, to the extent received by its depositary in the United States.

Global Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds.

Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules. Secondary market trading between CDS Participants will be in accordance with market conventions applicable to transactions in book-based Canadian domestic Notes. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Transfer Between DTC and CDS, Clearstream or Euroclear.  Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through CDS Participants, Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. The relevant international clearing system will, if the transaction meets its settlement requirements, deliver instructions to DTC (in the case of CDS) or to its U.S. Depositary (in the case of Clearstream or Euroclear) to take action to effect final settlement on its behalf by delivering or receiving Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. CDS Participants, Clearstream Participants and Euroclear Participants may not deliver instructions directly to DTC or the respective U.S. Depositary of Clearstream or Euroclear.

Because of time-zone differences, credits of Notes received in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and will be dated the business day following the DTC settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Clearstream Participants or Euroclear Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of Notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be generally available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Transfers Between Clearstream, Euroclear and CDS.  Cross-market transfers between Clearstream Participants, Euroclear Participants and CDS Participants will be effected in DTC.

When Notes are to be transferred from the account of a CDS Participant to the account of a Clearstream Participant or Euroclear Participant, the CDS Participant will transmit instructions to CDS on settlement date. The Clearstream Participant or Euroclear Participant will transmit instructions to Clearstream or Euroclear at least one business day prior to settlement date. One business day prior to settlement date Clearstream and on settlement date Euroclear, will transmit trade instructions to its respective U.S. Depositary. The beneficial interests in the Notes and payments for such beneficial interests will be transferred in DTC by CDS and the respective U.S. Depositaries for Clearstream and Euroclear.

Although DTC, CDS, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of DTC, CDS, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

DISCUSSION OF UNITED STATES TAX CONSEQUENCES

This section describes the principal United States federal income tax consequences of owning the Notes we are offering. It is the opinion of Shearman & Sterling LLP, our United States tax counsel. It applies to you only if you acquire Notes in an offering by the Province under any pricing supplement, this prospectus supplement and the Basic Prospectus and you own your Notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders that is subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a person that owns Notes that are a hedge or that are hedged against interest rate or currency risks;

•	a person that owns Notes as part of a straddle or conversion transaction for tax purposes; or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section deals only with Notes that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning Notes that are due to mature more than 30 years from their date of issue will be discussed in an applicable pricing supplement.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws may change, possibly on a retroactive basis, and could affect the continued validity of this summary.

If a partnership holds Notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding Notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in Notes.

You should consult your tax advisor about the tax consequences of purchasing or holding Notes, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local or other tax laws.

United States Holders

This section describes the United States federal income tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a Note and you are:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income purposes, created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is taxable under United States federal income tax regardless of its source; or

•	a trust if (1) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Payments of Interest

Except as described below in the case of interest on a discount Note that is not qualified stated interest (see “— Original Issue Discount — General”), you will be taxed on any interest on your Note as ordinary income at the time you receive the interest or it accrues, depending on your method of accounting for tax purposes. Interest paid by the Province on the Notes and original issue discount, if any, accrued with respect to the Notes (as described below under “— Original Issue Discount”) constitute income from sources outside the United States for purposes of computing a United States holding United States foreign tax credit limitation and generally will be considered passive category income, but could, in the case of certain United States holders, be considered general category income.

Cash Basis Taxpayers.  If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is determined by reference to a foreign currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt.

Accrual Basis Taxpayers.  If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment determined by reference to a foreign currency by using one of two methods. Under the first method, you would determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year).

If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period (or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year). Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it will apply to all debt instruments that you own at the beginning of the first taxable year to which the election applies and to all debt instruments that you thereafter acquire. You may not revoke this election without the consent of the Internal Revenue Service.

When you actually receive an interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of your Note) determined by reference to a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt.

Original Issue Discount

General.  If you own a Note, other than a Note with a term of one year or less (a short-term Note), it will be treated as issued at an original issue discount (a discount Note) if the amount by which the Note’s stated redemption price on the maturity date exceeds its issue price is more than a de minimis amount (as described below). Generally, a Note’s issue price will be the first price at which a substantial amount of Notes included in the issue of which the Note is a part are sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A Note’s stated redemption price at maturity is the total of all payments provided by the Note that are not payments of qualified stated interest. Generally, an interest payment on a Note is qualified stated interest if it is one of a series of stated interest payments on a Note that are unconditionally payable at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) applied to the outstanding principal amount of the Note. There are special rules for variable rate Notes as discussed below in “— Variable Rate Notes”.

In general, your Note is not a discount Note if the amount by which its stated redemption price at maturity exceeds its issue price is less than 1/4 of 1 percent of its stated redemption price on the maturity date multiplied by the number of complete years to its maturity (the de minimis amount). Your Note will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your Note has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the Note, unless you make the election described below under “Election to Treat All Interest as Original Issue Discount”. You can determine the includible amount with respect to each payment by multiplying the total amount of your Note’s de minimis original issue discount by a fraction equal to the amount of the principal payment made divided by the stated principal amount of the Note.

Inclusion of Original Issue Discount in Income.  Generally, if your discount Note matures more than one year from its date of issue, you must include original issue discount (“OID”) in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your discount Note. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your discount Note for each day during the taxable year or portion of the taxable year that you own your discount Note (accrued OID). You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount Note and you may vary the length of each accrual period over the term of your discount Note. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on your discount Note must occur on either the first or final day of an accrual period.

You can determine the amount of OID allocable to an accrual period by:

•	multiplying your discount Note’s adjusted issue price at the beginning of the accrual period by your Note’s yield to maturity; and then

•	subtracting from this figure the sum of the payments of qualified stated interest on your Note allocable to the accrual period.

You must determine the discount Note’s yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount Note’s adjusted issue price at the beginning of any accrual period by:

•	adding your discount Note’s issue price and any accrued OID for each prior accrual period; and then

•	subtracting any payments previously made on your discount Note that were not qualified stated interest payments.

If an interval between payments of qualified stated interest on your discount Note contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

The amount of OID allocable to the final accrual period is equal to the difference between:

•	the amount payable at maturity of your Note (other than any payment of qualified stated interest); and

•	your Note’s adjusted issue price as of the beginning of the final accrual period.

Pre-Issuance Accrued Interest.  You may treat the issue price of your Note as being decreased by the amount of pre-issuance accrued interest if:

•	a portion of the initial purchase price of your Note is attributable to pre-issuance accrued interest;

•	the first stated interest payment on your Note is to be made within one year of your Note’s issue date; and

•	the payment will equal or exceed the amount of pre-issuance accrued interest.

Under this treatment, a portion of the first stated interest payment would be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your Note.

Notes Subject to Contingencies Including Optional Redemption.  Your Note is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether that contingency relates to payments of interest or of principal. In that case, you must determine the yield and maturity of your Note by assuming that the payments will be made according to the payment schedule most likely to occur if:

•	the timing and amounts of the payments that comprise each payment schedule are known as of the issue date; and

•	one of the schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your Note according to the general rules that govern contingent payment obligations. These rules will be discussed in the applicable pricing supplement.

Notwithstanding the general rules for determining yield and maturity, if your Note is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the Note under an alternative payment schedule or schedules, then:

•	in the case of an option or options that we may exercise, we will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your Note; and

•	in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your Note.

If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your Note for the purposes of those calculations by using any date on which your Note may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose according to the terms of your Note as the principal amount payable at maturity.

If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your Note is repaid as a result of this change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your Note by treating your Note as having been retired and reissued on the date of the change in circumstances for an amount equal to your Note’s adjusted issue price on that date.

Election to Treat All Interest as Original Issue Discount.  You may elect to include in gross income all interest that accrues on your Note using the constant-yield method described above under the heading “Original Issue Discount — Inclusion of Original Issue Discount in Income”, with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described below under “— Notes Purchased at a Premium”) or acquisition premium.

If you make this election for your Note, then, when you apply the constant-yield method:

•	the issue price of your Note will equal your cost;

•	the issue date of your Note will be the date you acquired it; and

•	no payments on your Note will be treated as payments of qualified stated interest.

Generally, this election will apply only to the Note for which you make the election unless the Note has amortizable bond premium or market discount. If the Note has amortizable bond premium, you will be deemed to have elected to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you own as of the beginning of the taxable year to which the election applies or any taxable year thereafter. Additionally, if you make this election for a market discount Note, you will be treated as having made an election to include market discount in income currently over the life of all debt instruments that you currently own or later acquire. You may not revoke any election to apply the constant-yield method to all interest on a Note or the deemed elections with respect to amortizable bond premium or market discount Notes without the consent of the Internal Revenue Service.

Variable Rate Notes.  Your Note will be a variable rate Note if:

•	your Note’s issue price does not exceed the total noncontingent principal payments by more than the lesser of:

—	0.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date; or

—	15 percent of the total noncontingent principal payments;

•	your Note provides for stated interest (compounded or paid at least annually) only at:

—	one or more qualified floating rates;

—	a single fixed rate and one or more qualified floating rates;

—	a single objective rate; or

—	a single fixed rate and a single objective rate that is a qualified inverse floating rate; and

•	your Note satisfies certain other conditions, as set forth in the applicable Treasury regulations.

Your Note will have a variable rate that is a qualified floating rate if:

•	variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your Note is denominated; or

•	the rate is equal to that rate multiplied by either:

—	a fixed multiple that is greater than 0.65 but not more than 1.35; or

—	a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate; and

the value of the rate on any date during the term of your Note is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

If your Note provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the Note, the qualified floating rates together constitute a single qualified floating rate.

Your Note will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless those restrictions are fixed throughout the term of the Note or are not reasonably expected to significantly affect the yield on the Note.

Your Note will have a variable rate that is a single objective rate if:

•	the rate is not a qualified floating rate;

•	the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party; and

•	the value of the rate on any date during the term of your Note is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

Your Note will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your Note’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of your Note’s term.

An objective rate as described above is a qualified inverse floating rate if:

•	the rate is equal to a fixed rate minus a qualified floating rate; and

•	the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

Your Note will also have a single qualified floating rate or objective rate if interest on your Note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

•	the fixed rate and the qualified floating rate or objective rate have values on the issue date of the Note that do not differ by more than 0.25 percentage points; or

•	the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

Commercial Paper Rate Notes, Prime Rate Notes, LIBOR Notes, Treasury Rate Notes, CD Rate Notes, and Federal Funds Rate Notes generally will be treated as variable rate Notes under these rules.

In general, if your variable rate Note provides for stated interest at a single qualified floating rate or objective rate that is unconditionally payable at least annually, all stated interest on your Note is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of an objective rate, a fixed rate that reflects the yield reasonably expected for your Note.

If your variable rate Note does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate, other than at a single fixed rate for an initial period of one year or less, you generally must determine the interest and OID accruals on your Note by:

•	determining a fixed rate substitute for each variable rate provided under your variable rate Note;

•	constructing the equivalent fixed rate debt instrument (using the fixed rate substitute described above);

•	determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument; and

•	adjusting for actual variable rates during the applicable accrual period under rules set forth in the applicable Treasury regulations.

When you determine the fixed rate substitute for each variable rate provided under the variable rate Note, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your Note.

If your variable rate Note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate, other than at a single fixed rate for an initial period of one year or less, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate Note will be treated, for purposes of the first three steps of the determination, as if your Note had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate Note as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

Short-Term Notes.  Under the applicable Treasury regulations, a short-term Note will be treated as being issued at a discount, the amount of which will be equal to the excess of the sum of all payments on the short-term Note (including all stated interest) over its issue price. In general, if you are an individual or other cash basis United States holder of a short-term Note, you are not required to include the discount in income as it accrues for United States federal income tax purposes unless you elect to do so (although, you may be required to include any stated interest in income as you receive it). If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to include the discount in income as it accrues on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include discount in income currently, any gain you realize on the sale or retirement of your short-term Note will be ordinary income to the extent of the discount accrued on a straight-line basis, unless you make an election to accrue the discount under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue discount on your short-term Notes, you will be required to defer deductions for interest on borrowings allocable to your short-term Notes in an amount not exceeding the deferred income until the deferred income is realized.

When you determine the amount of discount subject to these rules, you must include all interest payments on your short-term Note, including stated interest, in your short-term Note’s stated redemption price at maturity.

Foreign Currency Indexed Discount Notes.  If your discount Note is denominated by reference to a foreign currency, you must determine OID for any accrual period on your discount Note in the foreign currency and then translate the amount of OID into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described under “Payments of Interest”. You may recognize ordinary income or loss when you receive an amount attributable to OID with respect to a payment of interest or the sale or retirement of your Note.

Notes Purchased at a Premium

If you purchase your Note for an amount in excess of its principal amount, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your Note by the amount of amortizable bond premium allocable to that year, based on your Note’s yield to maturity. If your Note is determined by reference to a foreign currency, you will compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium will reduce your interest income in units of the foreign currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your Note is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments (other than debt instruments, the interest on which is excludible from gross income) that you own at the beginning of the first taxable year to which the election applies, and to all debt instruments that you thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service. See also “— Election to Treat All Interest as Original Issue Discount”.

Purchase, Sale and Retirement of the Notes

Your tax basis in your Note will generally be the U.S. dollar cost, as defined below, of your Note, adjusted by:

•	adding any OID or de minimis original issue discount previously included in income with respect to your Note; and then

•	subtracting any payments on your Note that are not qualified stated interest payments and any amortizable bond premium applied to reduce interest on your Note.

You will generally recognize U.S. source gain or loss on the sale or retirement of your Note equal to the difference between the amount you realize on the sale or retirement and your tax basis in your Note.

You will generally recognize capital gain or loss when you sell or retire your Note, but not to the extent:

•	described above under “Short-Term Notes”;

•	attributable to accrued but unpaid interest;

•	the rules governing contingent payment obligations apply; or

•	attributable to changes in exchange rates as described below.

Capital gain of a noncorporate United States holder is generally taxed at reduced rates where the holder has a holding period greater than one year.

You must treat any portion of the gain or loss that you recognize on the sale or retirement of a Note as ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

Indexed Notes

The applicable pricing supplement will discuss any special United States federal income tax rules with respect to Notes the payments on which are determined by reference to any index and other Notes that are subject to the rules governing contingent payment obligations which are not subject to the rules governing variable rate Notes.

Backup Withholding and Information Reporting

In general, if you are a noncorporate United States holder, the Province and other payors are required to report to the Internal Revenue Service all payments of principal, any premium and interest on your Note, and the accrual of OID on a discount Note. In addition, the Province and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of your Note before the maturity date within the United States. Additionally, backup withholding will apply to any payments, including payments of OID, if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

CANADIAN TAX CONSIDERATIONS

Please refer to the statements under “Description of Debt Securities and Warrants — Canadian Income Tax Considerations” in the Basic Prospectus for a summary of the principal Canadian federal income tax consequences generally applicable to a holder of Notes acquired pursuant to this prospectus supplement who, for the purposes of the Income Tax Act (Canada), is a Non-resident Holder (as defined in the Basic Prospectus). Note, such Canadian federal income tax consequences may be supplemented, amended or replaced in an applicable pricing supplement to the extent indicated therein.

PLAN OF DISTRIBUTION

Under the terms of a distribution agreement, dated April 6, 2011 (the “Distribution Agreement”), among us, RBC Capital Markets, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, BMO Capital Markets Corp., CIBC World Markets Corp., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., Morgan Stanley & Co. Incorporated, National Bank Financial Inc., Scotia Capital (USA) Inc. and TD Securities (USA) LLC (together with any other persons the Province may appoint to act as an agent pursuant to the terms of the Distribution Agreement, the “Agents”), we are offering the Notes on a continuous basis through the Agents, who have severally and not jointly agreed to use their reasonable efforts to solicit offers to purchase the Notes.

Unless otherwise disclosed in the applicable pricing supplement, we will pay each Agent a commission, or grant each Agent a discount, in connection with sales of the Notes resulting from a solicitation that the Agent made or an offer to purchase that the Agent received, as agreed between us and the Agent at the time of such sale. Actual commissions payable or discounts receivable in respect of any sale of such Notes will be specified in the applicable pricing supplement.

We may also sell Notes to any Agent, acting as principal, at a price equal to 100% of its principal amount less a discount to be agreed upon at the time of sale.

An Agent may offer the Notes it has purchased as principal to other dealers at a discount. The discount allowed to any dealer will not be in excess of the discount to be received by the Agent from us.

The Notes may also be resold by the Agents to investors and other purchasers from time to time in one or more transactions, including at market prices prevailing at the time of resale, at prices related to such prevailing market prices, at a fixed offering price or at negotiated prices, as determined by the Agents. We also may sell Notes to any of the Agents or to a group of underwriters for whom any of the Agents act as representatives, at a discount or premium to be agreed at the time of sale for resale to one or more investors or purchasers at a fixed offering price or at varying prices prevailing at the time of resale, at prices related to such prevailing market prices at the time of such resale or at negotiated prices. Notes purchased by any of the Agents or by a group of underwriters may be resold to certain securities dealers for resale to investors or to certain other dealers. Dealers may receive compensation in the form of discounts, concessions or commissions from such Agents and/or commissions from the purchasers for whom they may act as agents. Unless otherwise specified in the applicable pricing supplement, any concessions allowed by such Agents to any such dealer shall not be in excess of the commission or discount received by such Agents from us. After the initial public offering of Notes to be resold to investors and other purchasers on a fixed public offering price basis, the public offering price, concession and discount may be changed.

The Agents may have had in the past and may have in the future other relationships with us including banking, financial advisory and other commercial dealings. They will have received customary fees and commissions for any such transactions.

We have reserved the right to accept, but not solicit, offers to purchase Notes through additional dealers on substantially the same terms and conditions, including commission rates, as would apply to purchases of the Notes to or through the Agents under the Distribution Agreement. The applicable pricing supplement will name the additional dealers.

We may also sell the Notes directly to purchasers in those jurisdictions in which we are permitted to do so. No commission will be payable on Notes we sell directly. The terms and conditions applicable to such offering may differ from the terms set forth herein.

We will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part. Each Agent will have the right, in its discretion, reasonably exercised, to reject any offer to purchase Notes received by it, in whole or in part.

In connection with the offering of the Notes, the Agents (or persons acting on behalf of the Agents) may purchase and sell the Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Agents in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Notes. Short positions created by the Agents involve the sale by the Agents of a greater aggregate principal amount of Notes than they are required to purchase from us in the offering. The Agents also may impose a penalty bid, whereby they may reclaim selling concessions allowed to broker-dealers in respect of the Notes sold in the offering if the Notes are repurchased by the Agents in stabilizing or covering transactions.

These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market. However there is no assurance that the Agents (or persons acting on behalf of the Agents) will undertake such stabilization. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the relevant Notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the relevant Notes and 60 days after the date of the allotment of the relevant Notes. Any stabilization action or over-allotment shall be conducted in accordance with all applicable laws and rules.

The Agents may from time to time purchase and sell Notes in the secondary market but are not obligated to do so.

The Notes may be offered for sale in the United States, Canada and those jurisdictions in Europe and Asia where it is legal to make such offers.

Purchasers may be required to pay stamp duties or taxes and other charges in accordance with the laws and practices of the country of purchase in addition to a Note’s issue price.

We expect to incur expenses of US$385,951 in connection with this program.

The Agents and any dealers to whom the Agents may sell Notes may be deemed to be “underwriters” within the meaning of the Securities Act. We have agreed to indemnify each Agent against certain liabilities, including liabilities under the Securities Act. We may agree to reimburse the Agents for certain expenses.

Unless otherwise indicated in a pricing supplement, payment of the purchase price of Notes will be required to be made in immediately available funds.

The Notes are new issues of securities with no established trading market and will not be listed on any securities exchange, unless otherwise specified in the applicable pricing supplement. No assurance can be given as to the existence or liquidity of a secondary market for the Notes.

In addition to offering Notes through the Agents as described in this prospectus supplement, we may, concurrently with the offering of the Notes, offer debt securities which are medium-term Notes and which may have terms substantially similar to the terms of the Notes.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Agent, on behalf of itself and each of its affiliates that participates in the initial distribution of the Notes, has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Notes which are the subject of the offering contemplated by the Basic Prospectus and this prospectus supplement and completed by the applicable pricing supplement to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such Notes to the public in that Relevant Member State:

(a)	at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant Agent or Agents nominated by the Province for any such offer; or

(c)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of Notes referred to in (a) to (c) above shall result in a requirement for the publication by the Province or the Agents of a prospectus pursuant to Article 3 of the Prospectus Directive or a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each of the Agents, on behalf of itself and each of its affiliates that participates in the initial distribution of the Notes, has represented and agreed that:

(a)	in relation to any Notes which have a maturity of less than one year, (1) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (2) it has not offered or sold and will not offer or sell any Notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the Notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) by the Province;

(b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Province; and

(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, each of the Agents, on behalf of itself and each of its affiliates that participates in the initial distribution of the Notes, has undertaken that it has not offered or sold and will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person except pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended), and under circumstances which will result in compliance with all applicable laws, regulations and guidelines promulgated by the relevant Japanese governmental and regulatory authorities and in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Each of the Agents, on behalf of itself and each of its affiliates that participates in the initial distribution of the Notes, has represented and agreed that it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Each of the Agents, on behalf of itself and each of its affiliates that participates in the initial distribution of the Notes, has represented and agreed that it has not offered or sold and will not offer or sell any Notes, directly or indirectly, to the public in Switzerland.

LEGAL MATTERS

The legality of the Notes will be passed upon on our behalf by the Deputy Attorney General of the Province of Ontario, the Assistant Deputy Attorney General of the Province of Ontario, the Acting Assistant Deputy Attorney General of the Province of Ontario or any solicitor who is an employee of the Crown and seconded to the Legal Services Branch, Ministry of Finance and Ministry of Revenue, 777 Bay Street, 11th floor, Toronto, Ontario, Canada, M5G 2C8, and on behalf of the underwriters by Stikeman Elliott LLP, Canadian counsel for the underwriters. Stikeman Elliott LLP have, from time to time, rendered legal services to us. Certain U.S. legal matters in connection with the offering of the Notes will be passed upon on our behalf by Shearman & Sterling LLP and on behalf of the underwriters by Davis Polk & Wardwell LLP.

The statements in this prospectus supplement under “Canadian Tax Considerations” and in the Basic Prospectus under “Description of Debt Securities and Warrants — Canadian Income Tax Considerations” are set forth herein in reliance upon the opinion of the Deputy Attorney General, the Assistant Deputy Attorney General of the Province of Ontario, the Acting Assistant Deputy Attorney General of the Province of Ontario or any solicitor who is an employee of the Crown and seconded to the Legal Services Branch, Ministry of Finance and Ministry of Revenue and Stikeman Elliott LLP, and the statements in this prospectus supplement under “Discussion of United States Tax Consequences” and in the Basic Prospectus under “Description of Debt Securities and Warrants — United States Federal Income Tax Considerations” are set forth therein in reliance upon the opinion of Shearman & Sterling LLP, our United States counsel.

PROSPECTUS

PROVINCE OF ONTARIO

(Canada)

US$30,000,000,000

By this prospectus, the Province may offer its debt securities, consisting of any combination of debentures, notes and bonds, and warrants to purchase debt securities.

We may offer from time to time up to US$30,000,000,000 aggregate principal amount of debt securities and warrants or the equivalent in other currencies (plus such additional principal amount as may be necessary such that, if the debt securities are issued at an original issue discount, the aggregate initial offering price will not exceed US$30,000,000,000). We will provide the specific terms of these debt securities and warrants in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated May 13, 2010.

The prospectus supplement that relates to your debt securities or warrants may update or supersede any of the information in this prospectus.

The words “the Province”, “we”, “our”, “ours” and “us” refer to the Province of Ontario.

ABOUT THIS PROSPECTUS

This prospectus has been filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may sell any combination of the debt securities and warrants described in this prospectus in one or more offerings for total aggregate proceeds of up to US$30,000,000,000 (plus such additional principal amount as may be necessary such that, if the debt securities are issued at an original issue discount, the aggregate initial offering price will not exceed US$30,000,000,000). This prospectus provides you with a general description of the debt securities and warrants we may offer. Each time we sell debt securities or warrants we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” below.

References in this prospectus to “Cdn.$” are to lawful money of Canada and “US$” are to lawful money of the United States of America. The noon exchange rate between the U.S. dollar and the Canadian dollar published by the Bank of Canada on May 10, 2010 was approximately Cdn.$1.00 = US$0.9760.

WHERE YOU CAN FIND MORE INFORMATION

The Province is not subject to the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, it does file an annual report and other information with the SEC on a voluntary basis. These reports include certain financial, statistical and other information about the Province. You may read and copy any document the Province files with the SEC at the SEC’s public reference facility at Room 1580, 100 F Street N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information. Information filed by the Province is also available from the SEC’s Electronic Document Gathering and Retrieval System (http://www.sec.gov), which is commonly known by the acronym EDGAR, as well as from commercial document retrieval services.

The SEC allows the Province to “incorporate by reference” into this prospectus information filed with the SEC, which means that the Province can disclose important information to you by referring you to these documents.

This prospectus incorporates by reference the documents listed below:

•	the Province’s Annual Report on Form 18-K (File No. 002-31357) for the year ended March 31, 2009 and the exhibits thereto; and

•	all amendments to the Province’s Annual Report on Form 18-K (File No. 002-31357) for the year ended March 31, 2009 filed prior to the date of this prospectus.

The Province also incorporates by reference all future annual reports on Form 18-K and amendments to annual reports on Form 18-K, and any other information the Province files with the SEC pursuant to Sections 13(a) and 13(c) of the Exchange Act until it sells all of the debt securities and warrants authorized to be offered by this Prospectus. Each time the Province files a document with the SEC that is incorporated by reference, the information in that document automatically updates or supersedes the information contained in previously filed documents.

You may request a free copy of the annual report and amendments to the annual report by writing or calling the Province at the following address:

Province of Ontario
Ontario Financing Authority
One Dundas Street West
Suite 1400
Toronto, Ontario
Canada, M5G 1Z3

Telephone: (416) 325-8053

You should rely only on the information incorporated by reference or contained in this prospectus or any prospectus supplement. The Province has not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. The Province is not making an offer of these debt securities or warrants in any state where the offer is not permitted by law. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

FORWARD-LOOKING STATEMENTS

The following documents relating to the Province’s securities offered by this prospectus may contain forward-looking statements:

•	this prospectus;

•	any prospectus supplement; and

•	the documents incorporated by reference into this prospectus and any prospectus supplement.

Forward-looking statements are statements that are not historical facts, including statements about the Province’s beliefs and expectations. These statements are based on current plans, estimates and projections, which may change, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. We caution you that actual results may differ materially from those contained in any forward-looking statements.

PROVINCE OF ONTARIO

The Province of Ontario has the highest level of economic activity and the largest population of any of Canada’s ten provinces. It is Canada’s leading manufacturing and trading province. Gross Domestic Product (“GDP”) at current market prices in 2009 was Cdn.$567,199 million, representing 37.1% of the Canadian GDP. Personal income per capita in 2009 was Cdn.$36,757, or 0.6% above the national average. (Sources: Statistics Canada and Ontario Ministry of Finance)

The provincial economy displays many of the characteristics of a mature economy, including substantial secondary and service sectors. In broad terms, the primary sector is composed of agriculture, mining and forestry, while manufacturing, utilities and construction form the secondary sector. The remaining categories, such as transportation, communication, wholesale and retail trade, and business and public service, make up the service sector.

Ontario covers an area of approximately 1,076,395 square kilometers (415,598 square miles), about 10.8% of Canada, and is about 11.0% as large as the United States. The estimated population of Ontario on July 1, 2009 was 13.1 million, or 38.7% of Canada’s total population of 33.7 million. Since 1992, the populations of Ontario and Canada have increased at average annual rates of 1.3% and 1.0%, respectively. Although it constitutes only 12% of the area of the Province, Southern Ontario contains over 93.7% of its population. The provincial capital is Toronto. The estimated population of the Greater Toronto Area, the largest metropolitan area in Canada, was 6.1 million on July 1, 2009. (Sources: Statistics Canada, Natural Resources Canada and the United States Census Bureau)

DESCRIPTION OF DEBT SECURITIES AND WARRANTS

The Province may issue debt securities and warrants in distinct series at various times. This section summarizes the terms of the debt securities and warrants that are common to all series. The particular terms and provisions of a series of debt securities and warrants, and how the general terms and provisions described below may apply to that series, will be described in a supplement to this prospectus.

If the terms described in the prospectus supplement that relates to your series differ from the terms described in this prospectus, you should rely on the terms described in the prospectus supplement. The prospectus supplement that relates to your debt securities or warrants may update or supersede any of the information in this section.

General

The debt securities will be our direct unsecured obligations and among themselves will rank pari passu and be payable without preference or priority. The debt securities will rank equally with all of our other unsecured and unsubordinated indebtedness and obligations from time to time outstanding. Payments of principal and interest on the debt securities will be a charge on and payable out of the Consolidated Revenue Fund of Ontario.

Information Specified in the Prospectus Supplement

The prospectus supplement that relates to your debt securities will specify the following terms:

•	price and aggregate principal amount of the debt securities;

•	title of the debt securities;

•	the stated maturity date of the debt securities, which is the date on which the Province must repay the principal amount of the debt securities;

•	the interest rate which the debt securities will bear and, if variable, the method by which the interest rate will be calculated;

•	the issue date and the date from which interest will accrue, the dates on which the Province must pay interest, and the record dates for payment of interest;

•	where and how the Province will pay principal and interest;

•	whether and in what circumstances the debt securities may be redeemed or repaid before maturity;

•	whether and in what circumstances the debt securities may be convertible into debt securities of a different series or other indebtedness of the Province;

•	whether and in what circumstances sinking fund payments will be made;

•	whether any amount payable in respect of the debt securities will be determined based on an index or formula, and how any such amount will be determined;

•	whether the debt securities will be issued as discounted debt securities (bearing no interest or interest at a rate which at the time of issue is below market rates) to be sold at a substantial discount below their stated principal amount;

•	any currency in which the Province may denominate or pay interest or principal on the debt securities;

•	whether any part or all of the debt securities will be in the form of a global security and the circumstances in which a global security will be exchangeable for certificated (physical) securities;

•	the exchange or exchanges, if any, on which application for listing of the debt securities may be made; and

•	any other material terms of the debt securities.

If applicable, the prospectus supplement will also describe any material United States, Canadian federal or United Kingdom income tax considerations applicable to the debt securities.

Prescription

The debt securities will become void unless presented for payment within a period of the lesser of two years, or the period prescribed by law, from the date on which payment in respect of such debt securities become due and payable or if the full amount of the moneys payable on such date in respect of the debt securities has not been received by the fiscal agent on or prior to such date, the date on which notice is duly given to the holders of the debt securities that such moneys have been so received.

Form, Exchange and Transfer

The debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in minimum aggregate principal amounts of US$5,000 and integral multiples of US$1,000 for amounts in excess of US$5,000, or as described in the prospectus supplement.

The Province may, but is not required to, appoint a fiscal agent or agents to act on its behalf in connection with the debt securities. If appointed, the duties of the fiscal agent for any series of debt securities will be governed by a fiscal agency agreement for that particular series. The Province may appoint different fiscal agents for different series of debt securities and may vary or terminate the appointment of any fiscal agent at any time. The Province may maintain deposit accounts and conduct other banking and financial transactions with the fiscal agent. The fiscal agent, if any, will be the agent of the Province, will not be trustee for the holders of debt securities and will not have the same responsibilities or duties to act for such holders as would a trustee.

Unless otherwise specified in the prospectus supplement relating to the debt securities, the Province will maintain at an office in the Borough of Manhattan, City of New York, a register for the registration of transfers of debt securities issued in registered form.

You may exchange debt securities registered in your name for other authorized denominations of the same series of equal aggregate principal amount. You may arrange to exchange or transfer debt securities registered in your name at the office of the fiscal agent or other person identified in the prospectus supplement. You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made after the fiscal agent or other person authorized by the Province is satisfied with your evidence of title.

Registered Global Securities

The prospectus supplement that relates to your debt securities will indicate whether any of the debt securities you purchase will be represented by one or more fully registered global debt securities. The aggregate principal amount of any global security equals the sum of the principal amount of all the debt securities it represents. The global security will be registered in the name of a depositary or its nominee identified in the prospectus supplement, and will be deposited with the depositary, its nominee or a custodian (the “depositary”). The specific terms of the depositary arrangement in respect of registered global securities will be described in the prospectus supplement relating to the global securities. Beneficial interests in the debt securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants of the depositary. The debt securities represented by a global security may not be transferred to the name of the investor unless the special circumstances described below occur. Any investor wishing to beneficially own a debt security represented by a global security must do so indirectly through brokers, banks or other financial institutions who are participants in the depositary.

Special Investor Considerations for Global Securities

Our obligations, as well as the obligations of the fiscal agent and those of any agents retained by us or the fiscal agent, are owed only to persons who are registered as holders of debt securities. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you but does not do so. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to these types of arrangements.

An investor should be aware that when debt securities are issued in the form of global securities:

•	the investor cannot get debt securities registered in its own name;

•	the investor cannot receive physical certificates for its interest in the debt securities;

•	the investor must look to its own bank or brokerage firm for payments on the debt securities and protection of its legal rights relating to the debt securities;

•	the investor may not be able to sell or pledge interests in the debt securities to some insurance companies and other institutions that are required to hold the physical certificates of debt securities that they own;

•	the depositary’s policies will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the global security;

•	the Province and the fiscal agent have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security;

•	the Province and the fiscal agent do not supervise or review the records of the depositary in any way; and

•	the depositary will usually require that interests in a global security be purchased or sold within its system using same-day funds.

Special Situations When the Global Security Will be Terminated

In a few special situations described below, a global security will terminate and interests in it will be exchanged for physical certificates. The Province will issue debt securities in the names advised by the depositary. An investor may choose whether to hold debt securities directly in its own name or indirectly through an account at its bank or brokerage firm. Investors must consult their own banks or brokers to find out how to have their beneficial interests in debt securities transferred into their own names, so that they will be direct registered holders.

The special situations for termination of a global security are:

•	when the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary (unless a replacement depositary is named); and

•	when and if we decide to terminate a global security.

The prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary (and not the Province or the fiscal agent) is responsible for deciding the names of the institutions that will be the registered holders after the exchange and also for advising the Province and the fiscal agent what the names will be.

Payment of Interest and Principal

On every interest payment date specified in the prospectus supplement, the Province will pay the interest due on a debt security to the person in whose name the debt security is registered at the close of business on the related “record date”. The record date will be specified in the prospectus supplement.

We, our registrar and any of our paying agents appointed through a fiscal agency agreement shall treat the registered holders of the debt securities as the absolute owners thereof for all purposes whatsoever and all payments to or on the order of the registered holders shall be valid and shall discharge our liability and that of the registrar of the debt securities to the extent of the sum or sums so paid.

Unless otherwise specified in the prospectus supplement relating to the debt securities, the Province will make all payments of principal and interest on the debt securities available to the fiscal agent, if any, on the designated dates in immediately available funds. The fiscal agent, if any, will in turn make payments to the registered holders of the debt securities (or, in the case of a global security, to the depositary) as soon as possible. Any payments of principal and interest on the debt securities are subject to local laws and regulations, including any applicable withholding or other taxes.

Warrants

The Province may issue warrants for the purchase of debt securities, either separately or together with debt securities. The warrants, if any, will be issued under warrant agreements between the Province and a bank or trust company, as warrant agent. The terms of any such agreement will be described in the prospectus supplement that relates to your particular warrants. The prospectus supplement that relates to your particular warrants will describe the following terms:

•	the terms listed under the heading “Description of Debt Securities and Warrants — General — Information Specified in the Prospectus Supplement”, as they relate to the particular debt securities you have the right to purchase if you exercise your warrants;

•	the amount of debt securities each warrant entitles you to purchase if you exercise your warrants and the purchase price to you of those debt securities;

•	the procedures you must follow and the conditions you must satisfy in order to exercise your warrants;

•	the dates on which your right to exercise your warrants begins and expires;

•	whether and when your warrants and any debt securities issued together with your warrants may be sold or transferred separately;

•	whether the certificates that represent the warrants will be issued in registered or bearer form, whether they will be exchangeable as between such forms, and if issued in registered form, where the warrants can be transferred and registered;

•	whether and under what conditions the warrants may be terminated or cancelled by the Province; and

•	whether there are any material United States or Canadian federal income tax considerations applicable to the warrants, including possible original issue discount on debt securities issued with warrants.

Canadian Income Tax Considerations

The following summary fairly describes the principal Canadian federal income tax consequences generally applicable to a beneficial owner of debt securities who for purposes of the Income Tax Act (Canada) (the “Act”) is not resident and is not deemed to be resident in Canada and who does not use or hold and is not deemed to use or hold the debt securities in or in the course of carrying on a business in Canada and is not an insurer carrying on an insurance business in Canada and elsewhere (a “Non-resident Holder”). This summary is based on the provisions of the Act, the regulations thereunder in force on the date hereof and the current administrative and assessing practices and policies published by the Canada Revenue Agency. This summary does not take into account or anticipate any other changes in law, whether by legislative, governmental or judicial action. This summary does not address provincial, territorial or foreign income tax considerations. No assurances can be given that changes in the law or administrative practices or future court decisions will not affect the tax treatment of a Non-resident Holder.

This summary is of a general nature only, does not include all Canadian federal income tax considerations and is not intended to be, nor should it be considered to be, legal or tax advice to any particular beneficial owner and no representation with respect to the consequences to any particular Non-resident Holder is made. Therefore, you should consult your own tax advisors for advice regarding your particular circumstances.

Under the Act, the Province is not required to withhold tax from interest (including amounts on account of or in lieu of payment of, or in satisfaction of, such interest) or principal paid or credited or deemed to be paid or credited by the Province on debt securities to a Non-resident Holder except where all or any portion of such interest is contingent or dependent upon the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any similar criterion or by reference to dividends paid or payable on any class of shares of the capital stock of a corporation and the debt security is not a prescribed obligation. A “prescribed obligation” for these purposes is a debt obligation the terms or conditions of which provide for an adjustment to an amount payable in respect of the obligation for a period during which the obligation was outstanding that is determined by reference to a change in the purchasing power of money and no amount payable in respect thereof is contingent or dependent upon the use of, or production from, property in Canada or is computed by reference to any of the criteria described in the previous sentence, other than a change in the purchasing power of money. The applicability of the foregoing exceptions to a particular issue of debt securities will be dealt with as necessary in the prospectus supplement relating to the issue of the debt securities.

Generally, no other tax on income or capital gains is payable in respect of debt securities or the interest thereon by Non-resident Holders.

United States Federal Income Tax Considerations

The following is a summary of the material United States federal income tax consequences of the ownership and disposition of U.S. dollar denominated debt securities to U.S. Holders (as defined below) that acquire debt securities at original issuance at their “issue price” and hold such debt securities as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion is limited to debt securities whose “issue price” is, for United States federal income tax purposes, generally not less than their “stated redemption price at maturity,” each as defined in section 1273 of the Code. Tax consequences of debt securities with different terms will be addressed in the prospectus supplement. This summary is based on the Code, existing and proposed Treasury regulations promulgated under the Code, and administrative and judicial interpretations of the Code and those regulations (all as of the date of this prospectus and all of which are subject to change, possibly with retroactive effect).

This summary does not discuss all of the tax consequences that may be relevant to prospective purchasers in light of their particular circumstances or to prospective purchasers subject to special rules, such as banks, financial institutions, insurance companies, tax-exempt organizations, dealers in securities or foreign currencies, persons who will hold debt securities as part of a hedging transaction, “straddle,” conversion transaction, or other integrated transaction, persons who use or are required to use mark-to-market accounting, persons who are subject to the alternative minimum tax, certain former citizens or residents of the United States, or persons whose functional currency (as defined in section 985 of the Code) is not the U.S. dollar. You should consult with your own tax advisors about the application of United States federal income tax law to your particular situation as well as any tax consequences arising under the federal estate and gift tax laws and the tax laws of any state, local or foreign jurisdiction.

For purposes of this summary, you are a U.S. Holder if, for United States federal income tax purposes, you are a beneficial owner of a debt security and either:

•	You are a citizen of the United States or a resident of the United States who is a natural person;

•	You are a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision of the United States;

•	You are an estate, and your income is subject to United States federal income taxation regardless of its source; or

•	You are a trust, and (i) both a United States court is able to exercise primary supervision over your administration, and one or more United States persons have the authority to control all of your substantial decisions, or (ii) you have a valid election in effect under applicable Treasury regulations to be treated as a United States person.

If a partnership holds a debt security, the United States federal income tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding a debt security should consult their tax advisor.

Interest

In general, you will be required to include payments of stated interest on the debt securities in your gross income as ordinary income at the time the interest is accrued or received in accordance with your method of accounting for United States federal income tax purposes. This interest will be foreign source income for foreign tax credit purposes and generally will be “passive category” income, but could, in certain circumstances, be “general category” income.

Sale, Exchange, or Retirement

Upon the sale, exchange or retirement of a debt security, you generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (not including any amounts attributable to accrued but unpaid interest, which, unless you have previously included the interest in income, will be taxable to you as such) and your adjusted tax basis in the debt security. Your adjusted basis in a debt security generally will be the amount you paid to purchase the debt security. Your gain or loss will generally be a long-term capital gain or loss if you have held the debt securities for more than one year. Non-corporate U.S. Holders, including individuals, are eligible for a reduced rate of taxation on long-term capital gain in taxable years beginning before January 1, 2011. The deduction of capital losses is subject to limitations. Your gain or loss generally will be U.S. source for foreign tax credit purposes.

Backup Withholding

Certain “backup” withholding and information reporting requirements may apply to payments on the debt securities and to proceeds of the sale of the debt securities. The Province, its agent, a broker, the relevant trustee or any paying agent, as the case may be, may withhold amounts from any of these payments to you if you do not furnish your taxpayer identification number (social security number or employer identification number), if you do not certify that you are not subject to backup withholding, or if you otherwise do not comply with the applicable requirements of the backup withholding rules. Certain U.S. Holders (including, among others, corporations) generally are not subject to the foregoing backup withholding and information reporting requirements. The backup withholding rate is currently 28%.

Any amounts withheld under the backup withholding rules from a payment to you would be allowed as a refund or a credit against your United States federal income tax provided that the required information is furnished to the Internal Revenue Service by the date required.

The above summary does not discuss all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances and income tax situation. You should consult with your own tax advisor as to the specific tax consequences that would result from your ownership and disposition of the debt securities, including the application and effect of state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

United Kingdom Taxation

The following applies only to persons who are the absolute beneficial owners of the securities and is a summary of the Province’s understanding of current law and published HM Revenue & Customs (“HMRC”) practice in the United Kingdom (in each case as at the date of this prospectus) relating only to the (i) UK withholding tax treatment of payments of interest in respect of the securities and certain related matters and (ii) UK stamp duty and stamp duty reserve tax (“SDRT”) consequences of a transfer of, or an agreement to transfer, the securities. It does not deal with any other UK taxation implications of acquiring, holding or disposing of the securities. Some aspects do not apply to certain classes of person (such as dealers and persons connected with the Province) to whom special rules apply. Holders of the securities (or prospective holders of the securities) who may be subject to tax in a jurisdiction other than the United Kingdom or who may be unsure as to their tax position should seek their own professional advice.

Interest on the securities.

No withholding or deduction for or on account of UK income tax should be required to be made from payments of interest on the securities.

Holders of the securities who are individuals may wish to note that HMRC has power to obtain information (including, in certain cases, the name and address of the beneficial owner of the relevant payments) from any person in the United Kingdom who either pays certain amounts in respect of the securities to, or receives certain amounts in respect of the securities for the benefit of, an individual. Such information may, in certain circumstances, be exchanged by HMRC with the tax authorities of other jurisdictions.

European Union Directive on the Taxation of Savings Income.

The European Union has adopted a Directive regarding the taxation of savings income (European Council Directive 2003/48/EC). Under the Directive, Member States are required from July 1, 2005 to provide to the tax or other relevant authorities of other Member States details of payments of interest and other similar income paid by a person within its jurisdiction to, or collected by such a person for, an individual resident in another Member State, except that Austria and Luxembourg have instead opted to impose a withholding system in relation to such payments (deducting tax at rates rising over time to 35%) for a transitional period unless during that period they elect otherwise. The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non-EU countries to exchange the information relating to such payments.

On November 13, 2008, the European Commission published proposals for amendments to the Directive and on April 24, 2009 the European Parliament approved an amended version of these proposals. If any of the proposed changes are implemented, they would amend and broaden the scope of the requirements set out above.

UK stamp duty and SDRT.

No UK stamp duty or SDRT is payable on a transfer of, or an agreement to transfer, the securities.

Enforceability and Governing Law

We have not agreed to waive any immunity from the jurisdiction of the courts of the United States nor have we appointed an agent in the United States upon which process may be served. As a result, you may not be able to sue us in a United States court or enforce a judgment against us if granted by a United States court.

However, as we have no immunity from the jurisdiction of the Ontario courts, you may bring a law suit against us in the Ontario courts for matters arising under the debt securities or warrants. You may do so whether or not you are a resident of Ontario or a citizen of Canada and without any need to obtain the consent of any public official or authority. A lawsuit against us in an Ontario court will be governed by the Proceedings Against the Crown Act, which, for example, makes the remedies of specific performance and injunctions unavailable against us. The Proceedings Against the Crown Act provides that at least 60 days before the commencement of an action against Ontario, notice of the claim must be served on the Attorney General of the Province.

Although any order obtained in an action brought in the courts of Ontario against the Province may not be enforced by execution or attachment or process in the nature thereof, the Proceedings Against the Crown Act further provides that the Minister of Finance shall pay out of the Consolidated Revenue Fund the amount payable by the Crown under an order of a court that is final and not subject to appeal or under a settlement of a proceeding in court.

Further, in the absence of a waiver of immunity by Ontario, it would be possible to obtain a United States judgment in an action against Ontario only if a court were to determine that the United States Foreign Sovereign Immunity Act of 1976 (the “Foreign Sovereign Immunity Act”) precludes the granting of sovereign immunity.

However, even if a United States judgment could be obtained in any such action under the Foreign Sovereign Immunity Act, it may not be possible to obtain in Canada a judgment based on such a United States judgment. Moreover, execution upon property of Ontario located in the United States to enforce a judgment obtained under the Foreign Sovereign Immunity Act may not be possible except under limited specified circumstances.

Unless otherwise provided in the applicable prospectus supplement, the debt securities and warrants and the fiscal agency agreement and the warrant agreement, if any, will be governed by the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, the net proceeds from the sale of the debt securities will be used for general Provincial purposes.

PLAN OF DISTRIBUTION

We may sell debt securities and warrants to the public:

•	through agents;

•	through underwriters or dealers; or

•	directly to purchasers.

We will describe in a prospectus supplement the specific plan of distribution for a particular series of debt securities or warrants, including the name or names of any underwriters, dealers or agents, the purchase price or prices of the debt securities or warrants, the proceeds to the Province from the sale of the debt securities or warrants, any initial public offering price, any underwriting discount or commission and any discounts, concessions or commissions allowed or reallowed or paid by any underwriter to other dealers. Any initial public offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.

We may distribute debt securities and warrants from time to time in one or more transactions:

•	at a fixed price or prices, which may change;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at prices to be negotiated with purchasers.

Debt securities and warrants may be sold through agents designated by us. The agents will solicit offers by institutions to purchase the offered debt securities or warrants directly from the Province, pursuant to contracts providing for payment and delivery on a future date. The applicable prospectus supplement will set forth the commission we will pay to the agents and any conditions to the contracts. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment and will not be acquiring such debt securities or warrants for its own account. The applicable prospectus supplement will also set forth whether underwriters will be obligated to purchase all of the debt securities offered thereby if any are purchased.

In connection with the sale of debt securities and warrants, the Province, or purchasers of debt securities and warrants for whom the underwriters may act as agents, may compensate the underwriters in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of debt securities and warrants may be deemed to be underwriters and any discount or commissions received by them from the Province, and any profit on the resale of debt securities and warrants by them, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the “Securities Act”). The prospectus supplement will identify any underwriters with respect to the debt securities and warrants.

We may enter into agreements to indemnify underwriters, dealers and agents who participate in the distribution of debt securities and warrants against certain liabilities, including liabilities under the Securities Act, or to provide contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

DEBT RECORD

The Province has never defaulted on any of its direct or guaranteed obligations. Payments have been made when due, subject during wartime to any applicable laws and regulations forbidding such payment.

LEGAL MATTERS

Unless otherwise indicated in the prospectus supplement, the legality of the debt securities and warrants, and certain other matters of Canadian and Ontario law, will be passed upon by:

•	the Deputy Attorney General of the Province of Ontario, Assistant Deputy Attorney General of the Province of Ontario, the Acting Assistant Deputy Attorney General of the Province of Ontario or any solicitor who is an employee of the Crown and seconded to the Legal Services Branch, Ministry of Finance and Ministry of Revenue; and

•	Stikeman Elliott LLP, Canadian counsel to the underwriters.

Certain matters of United States law in connection with the offering of the debt securities and warrants will be passed upon by:

•	Shearman & Sterling LLP, United States counsel to the Province; and

•	Davis Polk & Wardwell LLP, United States counsel to the underwriters.

AUTHORIZED AGENT

The authorized agent of the Province in the United States is the Counsellor (Intergovernmental Relations), Provincial, Territorial and Parliamentary Affairs, Embassy of Canada, 501 Pennsylvania Avenue N.W., Washington, D.C. 20001.

EXPERTS AND PUBLIC OFFICIAL DOCUMENTS

Information included or incorporated by reference herein, which is designated as being taken from a publication of the Province or Canada, or an agency or instrumentality of either, is included or incorporated herein on the authority of such publication as a public official document.

We confirm that where information has been sourced from a third party, such information included or incorporated by reference has been accurately reproduced and that as far as the Province is aware and is able to ascertain from information published by that third party, no facts have been omitted which would render such information included or incorporated by reference, inaccurate or misleading.

All financial information of the Province included or incorporated by reference herein is obtained from the Public Accounts for the Province of Ontario, the Ontario Budget, or prepared by the Ontario Ministry of Finance and Ministry of Revenue or the Ontario Financing Authority. The information set forth or incorporated by reference herein, other than that set forth under the headings “Description of Debt Securities and Warrants”, “Plan of Distribution” and other than as described in the preceding paragraph, was supplied by Irene Stich, Director, Capital Markets Operations, Capital Markets Division, Ontario Financing Authority, or her representatives in their official capacities.

Province of Ontario
(Canada)

Medium-Term Notes
Due Nine Months or More from Date of Issue

RBC Capital Markets
BofA Merrill Lynch
BMO Capital Markets
CIBC
Deutsche Bank Securities
HSBC
Morgan Stanley
National Bank of Canada Financial
Scotia Capital
TD Securities

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.